UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Citrix Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 13, 2012

You are cordially invited to attend the Annual Meeting of Stockholders of Citrix Systems, Inc. to be held on Thursday, May 24, 2012 at 4:30 p.m. Pacific time, at our offices at 4988 Great America Parkway, Santa Clara, California 95054, United States.

At this Annual Meeting, the agenda includes the election of three (3) Class II directors for three-year terms, approval of an amendment to our Amended and Restated 2005 Equity Incentive Plan, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 and an advisory vote to approve the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR approval of the amendment to our Amended and Restated 2005 Equity Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP, and FOR approval, on an advisory basis, of the compensation of our named executive officers.

All stockholders are cordially invited to attend the Annual Meeting in person. Similar to last year, we are providing proxy material access to our stockholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on that website. In order to vote via the Internet or by telephone, you must have the stockholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES
Vice President, Deputy General
Counsel and Secretary

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2012

To the Stockholders of Citrix Systems, Inc.:

The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation, will be held on Thursday, May 24, 2012 at 4:30 p.m. PT, at our offices at 4988 Great America Parkway, Santa Clara, California 95054, United States for the following purposes:

1.

to elect three (3) Class II members to the Board of Directors as directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.

to approve an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan to (a) increase the aggregate number of shares authorized for issuance under such plan by 5.5 million shares of the Company’s common stock and (b) increase the aggregate number of shares of the Company’s common stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 3.0 million shares of the Company’s common stock;

3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

4.	to hold an advisory vote to approve the compensation of our named executive officers; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of three (3) Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder.

Only stockholders of record at the close of business on April 2, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice of Internet Availability and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and our Annual Report to Stockholders are available for viewing, printing and downloading at www.citrix.com/annualreport.

By Order of the Board of Directors,

ANTONIO G. GOMES
Vice President, Deputy General
Counsel and Secretary

Fort Lauderdale, Florida April 13, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 24, 2012

April 13, 2012

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2012 at 4:30 p.m. Pacific time, at our offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, or at any adjournments or postponements thereof. An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2011, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to stockholders on or about April 13, 2012.

The purposes of the Annual Meeting are to:

•	elect three (3) Class II directors for three-year terms;

•	approve an amendment to our Amended and Restated 2005 Equity Incentive Plan;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

•	hold an advisory vote to approve the compensation of our named executive officers.

Only stockholders of record at the close of business on April 2, 2012, which we refer to as the record date, will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 185,660,379 shares of common stock, $.001 par value per share, were issued and outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

(a)	filing with our Secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

(b)	properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

(c)	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the Annual Meeting; or

(d)	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of three (3) Class II directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his or her re-election is required to submit his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote for the Annual Meeting. For each of Proposal 2 (the approval of an amendment to our Amended and Restated 2005 Equity Incentive Plan), Proposal 3 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012) and Proposal 4 (the advisory vote to approve the compensation of our named executive officers), an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Broadridge Financial Solutions tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker non-votes are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Brokers and nominees will only have discretionary voting power as to Proposal 3 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012).

The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David J. Henshall, were selected by the Board of Directors and are officers of Citrix. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of the director nominees, FOR approval of the amendment to our Amended and Restated 2005 Equity Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Aside from the proposals included in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 29, 2012:

•	by each person who is known by Citrix to beneficially own more than 5% of our outstanding shares of common stock;

•	by each of our directors and nominees;

•	by each of our executive officers named in the Summary Compensation Table set forth below under Executive and Director Compensation – Summary of Executive Compensation; and

•	by all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
FMR LLC
Edward C. Johnson 3d(3)	27,715,861	14.86%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.(4)	10,644,899	5.71%
40 East 52nd Street New York, NY 10022
Mark B. Templeton(5)	577,740	*
Stephen M. Dow(6)	424,094	*
David J. Henshall(7)	220,681	*
Thomas F. Bogan(8)	96,099	*
Wesley R. Wasson(9)	94,450	*
Nanci E. Caldwell(10)	86,667	*
Brett M. Caine(11)	73,825	*
Alvaro J. Monserrat(12)	72,145	*
Gary E. Morin(13)	67,918	*
Murray J. Demo(14)	53,039	*
Godfrey R. Sullivan(15)	39,999	*
Asiff S. Hirji(16)	5,833	*
All executive officers, directors and nominees as a group (17)(14 persons)	2,056,106	1.09%

*	Represents less than 1% of the outstanding common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 29, 2012 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 29, 2012, which we refer to as presently exercisable stock options.

(2)	Applicable percentage of ownership is based upon 186,514,885 shares of common stock outstanding as of February 29, 2012.
(3)

With respect to information relating to FMR LLC and Edward C. Johnson 3d, we have relied solely on information provided in an amended Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2012. According to such amended Schedule 13G, FMR LLC reported sole voting power as to 1,341,359 shares and each of FMR LLC and Edward C. Johnson 3d reported sole dispositive power as to the same 27,715,861 shares. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 26,088,798 shares or 13.99% of our outstanding common stock.

(4)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 9, 2012.
(5)

Includes 436,319 shares of common stock issuable pursuant to presently exercisable stock options, 53,716 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012 and 76,126 shares of common stock held by the Mark B. Templeton Revocable Trust, dated June 6, 2004, Mark B. Templeton, Trustee, or the Templeton Trust. Mr. Templeton has sole voting and dispositive power with respect to all of the shares held by the Templeton Trust.

(6)

Includes 50,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012 and 260,250 shares of common stock held by the Dow Family Trust, 50,000 shares of common stock held by Dow Investments II L.P. (“Dow Investments”) and 7,500 shares of common stock held by Dow Investments L.P. (“Dow L.P.”). Mr. Dow has sole voting and dispositive power with respect to all of the shares held by Dow LP and shared voting and dispositive power with respect to all of the shares held by the Dow Family Trust and Dow Investments. Mr. Dow disclaims beneficial ownership of the shares of common stock held by Dow LP except to the extent of his pecuniary interest in such shares.

(7)

Includes 138,898 shares of common stock issuable pursuant to presently exercisable stock options and 23,099 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(8)

Includes 50,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(9)

Includes 56,984 shares of common stock issuable pursuant to presently exercisable stock options and 17,028 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(10)

Includes 80,000 shares of common stock issuable pursuant to presently exercisable stock options, 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012 and 1,668 shares of common stock held by the Kwicinski Exempt Marital Trust, dated December 15, 2000, Nanci E. Caldwell, Trustee.

(11)

Includes 45,248 shares of common stock issuable pursuant to presently exercisable stock options and 18,693 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(12)

Includes 25,275 shares of common stock issuable pursuant to presently exercisable stock options and 20,219 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(13)

Includes 20,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(14)

Includes 30,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(15)

Includes 20,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

(16)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.
(17)

Includes 1,084,784 shares of common stock issuable pursuant to presently exercisable stock options and 173,468 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Based on our review of the copies of such filings for the year ended December 31, 2011, we believe that all Section 16(a) filing requirements were complied with during the year ended December 31, 2011, except that: Brett M. Caine, David R. Friedman, David J. Henshall, Alvaro J. Monserrat, J. Gordon Payne, Mark B. Templeton and Wesley R. Wasson each filed one Form 4 reporting one reportable transaction later than required; and Mark B. Templeton filed a Form 5 reporting one reportable gift later than required.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES

Our Board of Directors currently consists of eight members. Our Certificate of Incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Thomas F. Bogan, Nanci E. Caldwell and Gary E. Morin and recommended that each be elected to the Board of Directors as a Class II director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2015 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Messrs. Bogan and Morin and Ms. Caldwell are currently Class II directors whose terms expire at this Annual Meeting. The Board of Directors is also composed of:

•	two Class I directors (Murray J. Demo and Asiff S. Hirji), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2014; and

•

three Class III directors (Mark B. Templeton, Stephen M. Dow and Godfrey R. Sullivan), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2013.

Mr. Bogan serves as the Chairperson of the Board of Directors.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW.

This proposal for the election of directors relates solely to the election of three (3) Class II directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our stockholders.

The following table sets forth the nominees to be elected at the Annual Meeting and our continuing directors, the year each such nominee or continuing director was first elected a director, the positions with Citrix currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire, and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with Citrix	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Thomas F. Bogan 2003	Director and Chairperson	2012	II
Nanci E. Caldwell 2008	Director	2012	II
Gary E. Morin 2003	Director	2012	II
Continuing Directors:
Mark B. Templeton 1998	President, Chief Executive Officer and Director	2013	III
Stephen M. Dow 1989	Director	2013	III
Godfrey R. Sullivan 2005	Director	2013	III
Murray J. Demo 2005	Director	2014	I
Asiff S. Hirji 2006	Director	2014	I

DIRECTORS AND EXECUTIVE OFFICERS

Assuming the election of all of the director nominees above, the following table sets forth our directors and executive officers, their ages, and the positions currently held by each such person with Citrix. The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Citrix. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

Name	Age	Position
Mark B. Templeton	59	President, Chief Executive Officer and Director
Brett M. Caine	52	Senior Vice President and General Manager, Online Services Division
David R. Friedman	50	General Counsel and Senior Vice President, Human Resources
David J. Henshall	43	Executive Vice President, Operations, Chief Financial Officer and Treasurer
Alvaro J. Monserrat	44	Senior Vice President, Sales and Services
J. Gordon Payne	50	Senior Vice President and General Manager, Desktop and Cloud Division
Wesley R. Wasson	45	Senior Vice President and Chief Marketing Officer
Thomas F. Bogan(1)(4)(5)(6)(10)	60	Director
Nanci E. Caldwell(1)	54	Director
Murray J. Demo(2)(3)(5)(8)(9)	50	Director
Stephen M. Dow(2)(3)(4)(5)(11)	56	Director
Asiff S. Hirji(2)(3)	45	Director
Gary E. Morin(1)(7)	63	Director
Godfrey R. Sullivan(2)(3)(4)	58	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of Strategy Committee
(6)	Chairperson of the Board of Directors
(7)	Chairperson of the Compensation Committee
(8)	Chairperson of the Audit Committee
(9)	Chairperson of the Finance Committee
(10)	Chairperson of the Nominating and Corporate Governance Committee
(11)	Chairperson of the Strategy Committee

Mark B. Templeton has served as our President since January 1998 and as our Chief Executive Officer from June 2001 to the present. He was elected to our Board of Directors in May 1998. Mr. Templeton is a member of the Board of Directors of Equifax, Inc., a publicly-traded credit reporting company. The Board of Directors believes Mr. Templeton’s qualifications to sit on our Board of Directors include his decades of experience in the software industry, including 13 years as our President and/or Chief Executive Officer, and his deep understanding of our historical and current business strategies, objectives and products.

Brett M. Caine has served as Senior Vice President and General Manager, Online Services Division, since October 2007. From July 2005 to October 2007, Mr. Caine served as Group Vice President of the Online Group. From August 2004 to July 2005, Mr. Caine served as President, Citrix Online. From March 2004 to August 2004, Mr. Caine served as Vice President, Worldwide Sales, Citrix Online.

David R. Friedman has served as our General Counsel and Senior Vice President, Human Resources, since April 2006 and also served as our Secretary from October 2002 to February 2008. From October 2002 to April 2006, Mr. Friedman served as our General Counsel, Corporate Vice President and Secretary.

David J. Henshall has served as our Executive Vice President, Operations, Chief Financial Officer and Treasurer beginning in September 2011. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer.

Alvaro J. Monserrat has served as our Senior Vice President, Sales and Services, since July 2008. From July 2007 to July 2008, Mr. Monserrat served as our Vice President of Channels and Emerging Products. Mr. Monserrat also served as our Vice President of North America Sales from October 2003 to July 2007, as our Vice President of Worldwide Field Services from March 2002 to October 2003, as our Vice President of Consulting Services from December 2001 to March 2002, and as Director of Consulting Services from February 2000 to December 2001.

J. Gordon Payne has served as our Senior Vice President and General Manager, Desktop and Cloud Division, since March 2011 and had served as our Senior Vice President and General Manager, Desktop Division, from August 2007 to March 2011. From January 2007 to August 2007, Mr. Payne served as Group Vice President and General Manager of our Advanced Solutions Group. Mr. Payne also served as Product Line Executive, Emerging Products of our Virtual Systems Group from April 2006 to December 2006, and as Vice President of Marketing for our Advanced Solutions Group from December 2004 to December 2006. From January 2000 to December 2004, Mr. Payne served as the Chief Marketing Officer and Chief Financial Officer of Net6, Inc., a privately-held software company acquired by Citrix in 2004.

Wesley R. Wasson has served as our Senior Vice President and Chief Marketing Officer since October 2007. From September 2006 to October 2007, he served as our Corporate Vice President, Worldwide

Marketing. From August 2005 to September 2006, Mr. Wasson served as the Vice President of our Application Networking Group. Prior to joining Citrix, Mr. Wasson served as Vice President of Worldwide Marketing at NetScaler, Inc., a privately-held software company acquired by Citrix in 2005. From August 2002 to December 2004, Mr. Wasson served as the Chief Strategy Officer of NetContinuum, an application security company based in Silicon Valley.

Thomas F. Bogan has served as a director of Citrix since January 2003 and as Chairperson of our Board of Directors since May 2005. Since August 2011, Mr. Bogan has also served as a member of the Board of Director of Parametric Technology Corporation, a publicly-traded company that develops, markets and supports product development software solutions. Since January 2010, Mr. Bogan has been a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was President of Rational Software, an S&P 500 enterprise software company, from 2000 until its sale to IBM in 2003. He previously had served Rational as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Prior to working at Rational, Mr. Bogan was President and Chief Executive Officer of two early stage technology companies that focused on networking and peripheral products. Mr. Bogan’s earlier background was in finance, and he served as a financial officer in public and private companies as well as positions in public accounting. The Board believes Mr. Bogan’s qualifications to sit on our Board of Directors include his decades of senior management experience in the software industry, both as a chief executive officer and a venture capital investor, during which time he has gained significant strategic, operational and corporate governance expertise.

Nanci E. Caldwell has served as a director of Citrix since July 2008. Since 2005, Ms. Caldwell has served as a member of a number of Boards of both public and private technology companies, including current memberships on the Boards of Directors of Deltek, Inc., a publicly-traded enterprise management software company, and Tibco Software Inc., a publicly-traded leading business integration and process management software company.

During 2005 and 2006, Ms. Caldwell worked as a project-based technology consultant. From April 2001 to December 2004, Ms. Caldwell was Executive Vice President and CMO for PeopleSoft, Inc., a publicly-held human resource management software company, until it was acquired by Oracle Corporation, or Oracle, a publicly-traded software company, in December 2004. Ms. Caldwell also served as a member of the Board of Directors of Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions, from 2005 to 2007 and Hyperion Solutions Corporation, a then publicly-traded provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. The Board believes Ms. Caldwell’s qualifications to sit on our Board of Directors include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise.

Murray J. Demo has served as a director of Citrix since February 2005. Mr. Demo is currently Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly-traded global leader in entertainment technologies. From September 2007 to June 2008, Mr. Demo served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company. Mr. Demo served as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, from May 2007 until it was acquired by Google Inc. in September 2007. Mr. Demo served as Executive Vice President and Chief Financial Officer from April 2005 to May 2006, Senior Vice President and Chief Financial Officer from June 2000 to April 2005, Vice President and Corporate Controller from October 1999 to June 2000, Corporate Controller from July 1998 to October 1999, Senior Director of Finance, Product Divisions from February 1998 to July 1998 and Director of Operations Finance from August 1996 to February 1998 for Adobe Systems Incorporated, a computer software company. The Board believes Mr. Demo’s qualifications to sit on our Board of Directors include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

Stephen M. Dow has served as a director of Citrix since July 1989 and served as our Board’s Chairperson from May 2002 to May 2005. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves on the Board of Directors of Cytokinetics, Inc., a publicly-traded biopharmaceutical company. The Board believes Mr. Dow’s qualifications to sit on our Board of Directors include his experience in leading a venture capital investment firm, during which time he has gained significant expertise in evaluating investment opportunities and overseeing management development and operations of portfolio companies, as well as the deep understanding of Citrix’s organization and products that he has acquired during his more than 20 years of service on our Board of Directors.

Asiff S. Hirji has served as a director of Citrix since May 2006. Since September 2011, Mr. Hirji has also served as a member of the Board of Directors of Advent Software, Inc., a publicly-traded provider of software and services for the global investment management industry. Since April 2007, Mr. Hirji has served as a Partner of TPG Capital, L.P., a global private investment firm. From October 2006 to April 2007, Mr. Hirji served as the President, Client Group, of TD Ameritrade Holding Company, a publicly-traded provider of securities brokerage services. Mr. Hirji served as Chief Operating Officer of TD Ameritrade from July 2005 until October 2006 and as Chief Information Officer of Ameritrade from April 2003 until July 2005. The Board believes Mr. Hirji’s qualifications to sit on our Board of Directors include his extensive experience with global companies, his financial and investment expertise, and his years of experience providing strategic advice to complex organizations.

Gary E. Morin has served as a director of Citrix since January 2003. From September 2005 until March 2006, Mr. Morin served as Executive Vice President of Lexmark International, Inc., a publicly-traded laser and inkjet printer and supplies company. From 2000 until September 2005, Mr. Morin served as Executive Vice President and Chief Financial Officer of Lexmark. Mr. Morin has served as a director of Sealy Corp., a publicly-traded bedding manufacturer, since 2006 and as a director of Infogroup Inc., a publicly-traded compiler of proprietary databases, from October 2008 until July 2010 when it was acquired by CCMP Capital Advisors. The Board believes Mr. Morin’s qualifications to sit on our Board of Directors include his years of executive experience at publicly-traded companies, as well as his financial expertise.

Godfrey R. Sullivan has served as a director of Citrix since February 2005. Mr. Sullivan is the Chairman and Chief Executive Officer of Splunk, Inc., a privately-held information technology search software company. Prior to Splunk, Mr. Sullivan worked for Hyperion Solutions Corporation, a then publicly-traded software company, where he served as President and Chief Operating Officer from 2001 through 2004 and as President and Chief Executive Officer from July 2004 until its acquisition by Oracle in April 2007. Mr. Sullivan serves on the Board of Directors of Informatica Corporation, a publicly-traded data integration company. The Board believes Mr. Sullivan’s qualifications to sit on our Board of Directors include his decades of executive and operational experience, including as a CEO, with technology and software companies.

Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Independence of Members of the Board of Directors

Our Board of Directors has determined that each of our non-employee directors (Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan, and Ms. Caldwell) is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, our Board of Directors has determined that each member of each of the committees of the Board is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, our Board of Directors solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving Citrix, was involved in a debt relationship with Citrix or received personal benefits outside the scope of such person’s normal compensation. Our Board of Directors considered the responses of our directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by Citrix during 2011.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of our business and what is in the best interests of our stockholders. Our Corporate Governance Guidelines set forth our general policy that the positions of Chairperson of the Board of Directors and Chief Executive Officer, or CEO, will be held by different persons. In certain circumstances, however, our Board may determine that it is in our best interests for the same person to hold the positions of Chairperson and CEO. In such event, the Board will appoint an independent member of our Board as the Lead Independent Director. Our general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of our Board of Directors. The Chairperson (or Lead Independent Director) will preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board of Directors may designate from time to time.

Since 2002, we have separated the roles of Chairperson and CEO. Our Board of Directors believes that this leadership structure is appropriate for Citrix at the current time, as it provides an appropriate balance between the two roles. Our CEO is responsible for setting the strategic direction for Citrix and day-to-day leadership, while the Chairperson of our Board of Directors provides guidance to our CEO and presides over meetings of the full Board of Directors. Thus, our Board of Directors believes that the current structure balances the need for our CEO to run Citrix on a day-to-day basis, with the benefit provided to us by significant involvement of an independent member of our Board of Directors.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of our Board of Directors. Executive sessions do not include Mr. Templeton, and the Chairperson of our Board of Directors is responsible for chairing the executive sessions.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing with the Board from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of our Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of Citrix as reflected in our Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with our image and reputation;

•	directors must have a commitment to enhancing stockholder value and representing the long-term interests of our stockholders as a whole, not just one particular constituency;

•	directors must have the ability to exercise sound business judgment based on an objective perspective;

•

directors must have substantial business or professional experience in areas that are relevant to our business and be able to offer meaningful advice and guidance to our management based on that experience; and

•	directors must have received a bachelor’s degree from a qualified institution.

The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board; and

•	the specific needs of our Board of Directors and the Committees of our Board of Directors at that time.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills and experience. In general, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of knowledge, skills and experience for the needs of our business. The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of directors on our Board, including diversity of background and experience, as part of the annual Board evaluation process.

Process for Identifying and Evaluating Director Nominees

Our Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the procedures described below.

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the proxy statement was delivered to stockholders in connection with our preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•

all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by our Board of Directors and elected; and

•	a written statement from the stockholder making the recommendation stating why such recommended candidate meets Citrix’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our Secretary by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2862

Attn: Secretary of Citrix Systems, Inc.

Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to our Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of our choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence; and

•

a candidate must submit to our Board of Directors a statement to the effect that (1) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (2) upon acceptance of his or her resignation by our Board of Directors, in accordance with our Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to our Board of Directors.

Policy Governing Security Holder Communications with our Board of Directors

Our Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

•

For communications directed to our Board of Directors as a whole, security holders may send such communications to the attention of the Chairperson of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors,

c/o Secretary

By facsimile to: (954) 267-2862

Attn: Chairperson of the Board of Directors, c/o Secretary

•

For security holder communications directed to an individual director in his or her capacity as a member of our Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: [Name of the director], c/o Secretary

By facsimile to: (954) 267-2862

Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the

Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We conduct an Annual Meeting of Stockholders, and all directors are offered the opportunity to attend at our expense. No members of the Board of Directors attended our Annual Meeting of Stockholders held in 2011.

Board of Directors Evaluation Program and Succession Planning

Our Board of Directors annually undertakes a formal evaluation process consisting of an overall Board of Directors evaluation, committee evaluations, and peer evaluations by each member. As part of the evaluation process, our Board of Directors assesses its structure, processes, culture and effectiveness. The evaluation process also includes consideration of the appropriate Board size, committee composition and the technical, business and organizational skills required of future Board members.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which we refer to as our Code of Business Conduct and which applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct is available in the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/. A copy of our Code of Business Conduct may also be obtained, free of charge, upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of our Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, available at

http://www.citrix.com/site/aboutCitrix/governance/. For more corporate governance information, you are invited to access the Corporate Governance section of our website available at

http://www.citrix.com/site/aboutCitrix/governance/.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. Our Board of Directors oversees and reviews certain aspects of our risk management efforts. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is directly involved in overseeing risks related to our overall corporate strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

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The Audit Committee has responsibility for overseeing our internal financial and accounting controls, work performed by our independent registered public accounting firm and our internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, we have, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to our investments, financing activities and world-wide insurance programs.

•	The Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices as well as for evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix. For a detailed discussion of our efforts to manage compensation related risks, see “Compensation Related Risk Assessment” below.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of our Board of Directors and its committees and our corporate governance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and its committees, plans for Board member and executive officer succession and reviews transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties for conflicts of interest.

•	The Strategy Committee is responsible for overseeing risks related to our significant strategic transactions, including mergers and acquisitions and licensing transactions.

Currently, the roles of Chairperson of the Citrix Board of Directors and CEO are held by separate individuals. We believe that this leadership structure helps facilitate the Board’s risk oversight function. For example, our CEO, in his dual role as the member of management responsible for setting the overall strategic direction of Citrix and as a member of the Board, can provide valuable insight to the Board concerning the strategic risks facing Citrix while our independent Chairperson provides independent leadership of the Board’s risk oversight responsibilities.

We maintain an Enterprise Risk Management, or ERM, program to more formally identify, scope, communicate and manage risks across Citrix. Our Senior Director of Internal Audit facilitates the ERM program through a cross-functional committee acting with executive sponsorship. The ERM committee’s key functions are to assess and prioritize risks that we face and to monitor certain of our risk management programs as part of our strategic planning process. The Audit Committee receives a report concerning our ERM efforts on an annual basis.

Compensation Related Risk Assessment

We believe that our executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered the following aspects of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•

Our Board of Directors annually approves a corporate operating plan with goals that it believes are appropriate and reasonable in light of past performance and current market conditions. Our annual operational plan is the basis for the performance targets in our annual variable cash compensation plans.

•

For our executive variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•

For our variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation than other performance measures that we could select (for example, earnings per share).

•

We model amounts payable under proposed variable cash compensation plan structures against various scenarios and assess those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables.

•	All of our executive and corporate variable cash compensation plans are capped at 200% of target awards so as to prevent award payments in excess of specific returns to the business and our stockholders, even if we dramatically exceed our performance or financial targets.

•

Assuming achievement of a threshold level of performance, payouts under our performance-based plans if target performance metrics are not achieved result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

We have implemented a performance-vesting restricted stock unit program that awards our executives with restricted stock units based on operational performance consistent with our annual operating plan. This program is capped at 125% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

We have implemented and paid out a Long Term Incentive Plan which awards our executives with restricted stock units based on the performance of our common stock over a three-year period, thereby providing executives with strong incentives to increase stockholder value over the long-term. Stock performance targets are relative, and the plan is capped at 200% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

The Compensation Committee, or in the case of our President and Chief Executive Officer, the independent members of our Board of Directors, determine achievement levels under our variable cash compensation plan and performance-vesting restricted stock unit awards after reviewing the company’s performance.

•	Our executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our Board of Directors met eleven times during the year ended December 31, 2011. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served during fiscal 2011. Our Board of Directors has standing Audit, Compensation, Finance, Nominating and Corporate Governance and Strategy committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee of our Board of Directors currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on the Audit Committee throughout 2011. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Demo qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Demo’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Demo any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee met eight times during the year ended December 31, 2011. The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/.

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by us to the SEC, our stockholders or the general public;

•	reviews our internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms we engage;

•	oversees procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	oversees our internal audit function;

•	serves as the Qualified Legal Compliance Committee of Citrix in accordance with Section 307 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC;

•

recommends, establishes and monitors procedures designed to facilitate (1) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (2) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisors as necessary; and

•	determines the funding from us that is necessary or appropriate to carry out the Audit Committee’s duties.

Finance Committee

The Finance Committee of the Board of Directors currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on both the Finance Committee and the Audit Committee throughout 2011. The Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of our Board of Directors, on matters relating to our investment policies, financing activities and world-wide insurance programs.

Our Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. Because the members of the Finance Committee serve on the Audit Committee, the Finance Committee met jointly with the Audit Committee three times during the year ended December 31, 2011 to, among other items, review our investment policy. The Finance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bogan and Morin (Chair), and Ms. Caldwell, each of whom served on the Compensation Committee throughout 2011. The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and producing an annual report on executive compensation for inclusion in the proxy statement for our annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to our management on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of our senior executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of our President and Chief Executive Officer;

•	appoints, retains, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms for such consultants;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy; and

•	reviews and recommends for inclusion in our annual proxy statement the Compensation Discussion and Analysis section.

The Compensation Committee has the authority to engage its own outside advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. In 2011, the Compensation Committee retained Radford Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of our executive officers and directors. Our Corporate Governance Guidelines provide that any independent compensation consultant, such as Radford, engaged by the Compensation Committee works for the Compensation Committee, not our management, with respect to executive and director compensation matters. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of Radford in the compensation review process.

Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee” director as defined under Section 16 of the Exchange Act.

The Compensation Committee met five times during the year ended December 31, 2011. The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/.

Nominating and Corporate Governance Committee

During 2011, the Nominating and Corporate Governance Committee of our Board of Directors consisted of all of our independent directors, Messrs. Bogan (Chair), Demo, Dow, Hirji, Morin, Sullivan and Ms. Caldwell.

In February 2012, the Board reconstituted the Nominating and Corporate Governance Committee to consist of three directors, Messrs. Bogan (Chair), Dow and Sullivan.

The Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to our Board of Directors regarding the Board of Directors’ composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to our Board of Directors the nominees for election or re-election as directors at our Annual Meeting of Stockholders;

•	reviews policies and procedures with respect to transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties; and

•

establishes, implements and monitors policies and processes regarding principles of corporate governance in order to assist the Board of Directors in complying with its fiduciary duties to us and our stockholders. As described above in the section entitled “Procedures for Recommendation of Director Nominees by Stockholders,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee during 2011 met, and each current member meets, the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2011. The Nominating and Corporate

Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/.

Strategy Committee

The Strategy Committee currently consists of Messrs. Bogan, Demo and Dow (Chair). The Strategy Committee is responsible for overseeing matters relating to potential mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of our business.

In fulfilling its role, the Strategy Committee also:

•	reviews, and provides guidance to management and our Board of Directors with respect to, our strategy for corporate strategic transactions;

•	assists management and our Board of Directors with the review of proposals made by management for corporate strategic transactions, when and as appropriate;

•	periodically reviews with management prospective candidates for corporate strategic transactions, when and as appropriate;

•	reviews periodic reports from management on completed corporate strategic transactions;

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reviews, considers and makes recommendations to our Board of Directors regarding corporate strategic transactions having a transaction price as estimated by management to be greater than that delegated to management under any delegation of authority from our Board of Directors;

•	provides periodic reports to our Board of Directors of any corporate strategic transactions being considered, or authorized and approved, by management;

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notifies the Nominating and Corporate Governance Committee of our Board of Directors of any conflict of interest or related party transaction that comes to the attention of the Committee in the exercise of its duties under the charter;

•

reviews and assesses the adequacy of the charter periodically as conditions dictate and recommends any modifications to the charter, if and when appropriate, to our Board of Directors for its approval;

•	is authorized to appoint, retain, terminate and oversee the work of any advisors and approve such advisors’ fees and retention terms; and

•	performs any other activities or responsibilities as may be delegated to the Committee, from time to time, by our Board of Directors.

Our Board of Directors has determined that each member of the Strategy Committee meets the independence requirements promulgated by Nasdaq. The Strategy Committee met five times during the year ended December 31, 2011. The Strategy Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at

http://www.citrix.com/site/aboutCitrix/governance/.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on the Audit Committee throughout 2011. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Demo qualifies as an “audit committee financial expert” under the rules of the SEC. In June 2011, the Audit Committee reviewed the adequacy of its charter. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Citrix’s independent registered public accountants. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the year ended December 31, 2011, Citrix’s independent registered public accounting firm was Ernst & Young LLP. Ernst & Young was responsible for performing an independent audit of Citrix’s annual consolidated financial statements and an independent audit of the effectiveness of Citrix’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB. Ernst & Young also performed audit-related services, tax services and other permissible non-audit services for Citrix during 2011, as described more fully below.

The Audit Committee oversees the accounting and financial reporting processes of Citrix and the audits of the consolidated financial statements of Citrix on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including Citrix’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed Citrix’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the fairness of Citrix’s consolidated financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of Citrix’s accounting principles and such other matters as independent registered public accountants are required to discuss with the Audit Committee under auditing standards of the PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and Citrix, including the matters in the written disclosures required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

The Audit Committee discussed with Ernst & Young the overall scope and plan for their annual audit for 2011. The Audit Committee met separately with Ernst & Young in its capacity as Citrix’s independent registered public accountants, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of Citrix’s internal control over financial reporting, and the overall quality of its financial reporting, as applicable.

The Audit Committee has reviewed Citrix’s audited consolidated financial statements at December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and has discussed them with both management and Ernst & Young. In connection with Citrix’s Annual Report on Form 10-K for the year ended December 31, 2011, the Audit Committee discussed with management the results of our certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by AICPA, Professional Standards, Vol. 1. AU section 380 as adopted by PCAOB in Rule 3200T, as may be modified or supplemented. This discussion included, among other things, a review with management of the quality of its accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Citrix’s financial statements, including the disclosures related to its critical accounting policies and practices. Based on the Audit Committee’s review of the financial statements and these discussions, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee also reviewed Citrix’s quarterly financial statements during 2011 and discussed them with both Citrix’s management and Ernst & Young prior to including such interim financial statements in Citrix’s quarterly reports on Form 10-Q. In connection with Citrix’s quarterly reports on Form 10-Q for Citrix’s first, second and third fiscal quarters of 2011, the Audit Committee discussed with management the results of Citrix’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the year ended December 31, 2011, management completed the documentation, testing and evaluation of Citrix’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at Audit Committee meetings held throughout the year. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of Citrix’s internal control over financial reporting. The Audit Committee also reviewed the report of management on internal control over financial reporting contained in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in Citrix’s Annual Report on Form 10-K related to its audits of Citrix’s consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Citrix’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending December 31, 2012.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young have been pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of Ernst & Young included, among other things, the amount of fees paid to Ernst & Young for audit and permissible non-audit services in 2011. Information about Ernst & Young’s fees for 2011 is discussed below in this Proxy Statement under Ratification and Appointment of Independent Registered Public Accounting Firm.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Murray J. Demo (Chair)

Stephen M. Dow

Asiff S. Hirji

Godfrey R. Sullivan

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2011 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Mark B. Templeton, President and Chief Executive Officer

•	David J. Henshall, Executive Vice President, Operations, Chief Financial Officer and Treasurer

•	Alvaro J. Monserrat, Senior Vice President, Sales and Services

•	Wesley R. Wasson, Senior Vice President and Chief Marketing Officer

•	Brett M. Caine, Senior Vice President and General Manager, Online Services Division

Objectives of Our Executive Compensation Programs

The compensation that we offer our executives is designed to reflect principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We also believe that lavish perquisites, excessive severance and bonuses unrelated to performance are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable compensation targets for our executives necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our annual operating plan and indicative of positive business growth.

Over the last decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, motivates and retains high-performing talent; and
•

align the long-term interests of management with those of our stockholders by linking a significant portion of total cash and equity compensation to financial performance and/or the achievement of strategic goals.

These objectives still hold true today and are reflected in the compensation decisions we made in 2011. We believe that our executive compensation program played a meaningful role in helping us achieve our operating results in 2011.

Year in Review

We executed well in 2011, both in terms of our financial performance and the achievement of key strategic objectives for our company. Our financial performance for fiscal year 2011 resulted in our annual revenues increasing approximately 18% to $2.21 billion, as compared to $1.87 billion in the previous year. Also, net income for 2011 was $356 million, or $1.87 per diluted share, compared to $277 million, or $1.46 per diluted share in 2010, and in 2011 we had GAAP operating margin of 19% compared to 17% in 2010. Among the strategic objectives that we accomplished in 2011 were the following:

•	we further strengthened our positions in the desktop virtualization and cloud networking markets;

•	we continued our strong growth in the web collaboration market, including internationally;

•	we further enhanced our strategic position in cloud infrastructure, positioning the company to capitalize on the fast growing cloud provider market;

•	we created new opportunities in the data sharing market, establishing a cloud data strategy to enable the Citrix ‘Follow-me Data’ vision;

•	we gained market recognition as a strategic vendor and thought-leader in the broader virtualization, web collaboration, networking and cloud computing spaces;

•	we penetrated new customer segments, further developed strategic routes to market and expanded our overall pipeline; and

•	we enjoyed greater operating leverage because of the improved scalability of our business.

We believe that our solid operational performance and success in meeting these strategic objectives, as well as our continued focus on delivering innovative and high-value solutions, helped us to achieve our 2011 financial results. Further, our balance sheet remains strong, with a cash and marketable securities balance at the end of 2011 of approximately $1.5 billion, which provided us with the flexibility to repurchase approximately 6.5 million, or about 3.5%, of our outstanding shares. All of this contributed to a total stockholder return of approximately 124% over the five-year period ended on December 31, 2011.

As in prior years, we followed our established annual process of compensation analysis and planning and full Board engagement in the evaluation and compensation review of our President and Chief Executive Officer. We made no discretionary adjustments in performance targets. In 2011, we looked to focus our executives on our strategy of profitable growth and to retain our high performing executive team. Because of our historical success and the unique skills of our executives in the new and meaningful virtualization and cloud markets, our executives are highly attractive candidates for roles at larger companies or more senior roles at smaller companies.

In 2010, we:

•	raised performance targets for performance-based compensation so as to make achievement of target awards more challenging;

•	re-weighted the financial targets in our variable cash compensation program so as to more strongly emphasize revenue achievement; and

•	re-designed the payout slopes of our variable cash compensation program to reward overachievement and more heavily penalize underachievement.

We continued to use these design principles in 2011; and as our business grew, we further raised performance targets for our 2011 performance-based compensation programs to maintain alignment between our growth objectives and the compensation opportunities we provide to our executives. Additionally, after a complete evaluation, in 2011 we modestly increased the total target cash compensation (the aggregate of base salary and variable cash compensation) of our Named Executive Officers by approximately 6.7% on average. We believe these measures ensured that our executive compensation program for 2011 remained competitive, consistent with our strategy of profitable growth and aligned the interests of our executives with the interests of our stockholders. The total cash compensation actually paid to our executives in 2011, however, decreased as compared to 2010. This decrease was a result not only of our financial performance against the challenging targets we set in our 2011 variable cash compensation plan, but also because our executives over-achieved against the targets in our 2010 variable cash compensation plan, as discussed in more detail below under the heading “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables.” In the case of our President and Chief Executive Officer, this decrease was approximately 12%.

Elements of Compensation

The elements of compensation that we use to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

The Compensation Committee considered each of these items in determining the individual compensation package for our executive officers.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by the Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. In 2011, Radford Consultants, a global compensation services firm, was retained to provide advisory services to aid the Compensation Committee in its oversight of executive compensation. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

Throughout 2011, the Compensation Committee held meetings with management, our human resources department and representatives of Radford to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;
•

assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and our stockholders. Among other things, this included modeling amounts payable under proposed plan structures against various scenarios and assessing those payouts as a percentage of non-GAAP earnings per share and non-GAAP corporate operating income and other variables;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for 2011 compensation for appropriateness relative to our compensation objectives.

Beginning in August 2010, and at several meetings throughout the first quarter of 2011, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2011, which were prepared by management and evaluated by our finance department for consistency with our operating plan. In March 2011, the Compensation Committee approved the proposed 2011 variable cash compensation plan, which we refer to as the Variable Cash Compensation Plan, and also approved individual compensation packages for our executive officers, and recommended to the Board of Directors a compensation package for our President and Chief Executive Officer. Thereafter, the package recommended by the Compensation Committee was approved by our Board of Directors.

In evaluating our 2011 executive compensation program, the Compensation Committee considered the stockholder advisory (“say-on-pay”) vote on our executive compensation for fiscal year 2010, which was approved by nearly 98% of the votes cast. The Compensation Committee believes that the stockholders, through this advisory vote, showed support for our compensation philosophies and practices; and, thus, the Compensation Committee did not make any material changes to our executive compensation program as a result of the say-on-pay vote. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2011, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	past compensation levels of each individual and of our executives as a group;

•	relative levels of compensation among the officers;

•	the amount of each compensation component in the context of the executive officer’s total compensation and other benefits;

•

for each executive officer, other than our President and Chief Executive Officer, the evaluations and recommendations of our President and Chief Executive Officer and each executive officer’s self-evaluation;

•	for our President and Chief Executive Officer, his self-evaluation and the evaluations of each of his direct reports and from each member of our Board of Directors; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2011, Radford reported directly to the Compensation Committee for purposes of advising it on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive total direct compensation packages to be conducted by Radford. In particular and as in prior years, Radford was instructed to benchmark all components of compensation for all executive officer positions, including base salary, total target compensation (base salary plus variable cash compensation), total actual cash compensation and equity-based long-term incentive awards. The Compensation Committee also instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and actual compensation practices. Finally, Radford was instructed to test whether the compensation packages for each of our executive officers was competitive with the market and reasonable given our performance relative to our peers as measured by revenue growth, operating income growth, diluted earnings per share growth and total stockholder return, each on a one- and three-year basis.

Throughout the fourth quarter of 2010 and the first quarter of 2011, Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department, completed its preliminary analysis of our executive compensation, they presented a report to the Compensation Committee in February 2011, and the Compensation Committee reviewed the analysis and provided Radford with feedback and further direction for follow-up analysis.

Other Services Performed by Affiliates of Radford

During 2011, our accounting department engaged Aon Consulting, an affiliate of Aon, Radford’s parent company, as a resource to verify assumptions we use to determine the fair value of our equity-based awards. Additionally, our treasury department retained Aon to serve as our broker of record for our world-wide insurance lines. Finally, our human resources department engaged Radford for consulting services provided directly to our management. The Compensation Committee considered these fees paid to Radford and Aon and our policy on independence of the Compensation Committee’s consultant, which is contained in our Corporate Governance Guidelines, and concluded that Radford is independent. The services purchased from Aon in 2011 were overseen by the Audit Committee of our Board of Directors and were not approved by the Compensation Committee. In total, fees paid to Aon during 2011 for services not related to Radford’s work with our Compensation Committee were approximately $229,000.

Our Use of Benchmarks and Peer Group Analysis

The Compensation Committee annually conducts a competitive analysis of the compensation paid to our executive officers and reviews the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2011 measured our compensation opportunities for executives and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including:

¡	the Radford Global Technology Survey; and

¡	the Radford Global Sales Survey; and

•

an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 20 peer technology companies, or the peer group, specifically identified by the Compensation Committee.

This peer group was limited to technology companies that are our competitors or those that are close comparisons in terms of revenue, general industry and/or market capitalization and who may compete with us for executive talent. Our Compensation Committee annually evaluates the composition of the peer group and adjusts the composition of the peer group for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. The companies in the 2011 peer group were:

Company Name	Ticker	Market Cap as of December 31, 2011 ($ in millions)	Revenues ($ in millions)(1)	FY End Assets ($ in millions)	Approx. No. of Employees
Citrix Systems, Inc.	CTXS	11,324.2	2,206.4	4,099.5	6,936
Adobe Systems Incorporated	ADBE	13,877.6	4,216.3	8,991.2	9,925
Akamai Technologies, Inc.	AKAM	5,792.0	1,158.5	2,345.5	2,380
Autodesk, Inc.	ADSK	6,878.8	2,215.6	3,227.8	7,500
BMC Software, Inc.	BMC	5,579.1	2,065.3	4,485.4	6,200
CA Inc.	CA	9,973.9	4,429.0	12,414.0	13,400
Cognizant Technology Solutions	CTSH	19,429.1	6,121.2	5,507.9	137,700
F5 Networks, Inc.	FFIV	8,434.8	1,151.8	1,568.5	2,616
Intuit Inc.	INTU	15,632.3	3,851.0	5,110.0	8,000
Juniper Networks, Inc.	JNPR	10,735.8	4,448.7	9,983.8	9,129
NetApp, Inc.	NTAP	13,066.6	5,122.6	8,498.8	12,000
Novell, Inc.(1)	N/A	2,084.9	881.9	2,226.0	3,400
Nuance Communications, Inc.	NUAN	7,617.1	1,318.7	4,095.3	7,300
Parametric Technology Corporation	PMTC	2,133.6	1,166.9	1,629.7	6,122
Red Hat, Inc.	RHT	7,962.3	909.3	2,199.3	3,700
Riverbed Technology, Inc.	RVBD	3,642.9	726.5	1,031.2	1,610
Salesforce.com Inc.	CRM	13,798.6	2,266.5	4,164.2	7,785
Symantec Corporation	SYMC	11,536.6	6,190.0	12,719.0	18,600
Synopsys, Inc.	SNPS	3,922.2	1,535.6	3,367.3	6,803
VeriSign, Inc.	VRSN	5,681.9	772.0	1,856.2	1,009
VMWare, Inc.	VMW	35,121.1	3,767.1	8,680.8	10,450

(1)

Fiscal year end or fiscal year data presented in the table above is for fiscal years ending in 2011, with the exception of Novell, Inc., which was acquired by The Attachmate Group in April 2011, whose data, including market cap, is as of their 2010 fiscal year end.

We use the benchmarks as one of several factors that inform our judgement of appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions, however, are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation opportunities. For 2011, the total target cash compensation for our Named Executive Officers fell at approximately the 60th percentile of similar compensation provided to executives in similar positions at companies in our peer group.

Components of Compensation

Base Salary

As noted above, salary levels for our executive officers are based on many factors, including individual performance and experience, as well as an analysis of compensation data reported for similar positions and roles at companies in our peer group.

In 2011, based on the objectives of our executive compensation programs, our evaluation criteria, Citrix’s overall performance and other factors described above, the base salaries of our executive officers were increased, effective April 1, 2011, as follows:

	2010 Base Salary ($)	2011 Base Salary ($)	Increase (%)
President and Chief Executive Officer	840,000	870,000	3.6
Executive Vice President, Operations, Chief Financial Officer and Treasurer	485,000	500,000	3.1
Senior Vice President, Sales and Services	410,000	430,000	4.9
Senior Vice President and Chief Marketing Officer	345,000	385,000	11.6
Senior Vice President and General Manager, Online Services Division	350,000	365,000	4.3

Variable Cash Compensation

For 2011, our compensation evaluation processes resulted in target awards for our Named Executive Officers under our Variable Cash Compensation Plan that ranged from 60.0% to 112.5% of base salary, depending on the role of the executive and the other factors discussed above.

Our Compensation Committee oversees our Variable Cash Compensation Plan, with administrative tasks delegated to management. Consistent with the way we calculate and publicly report our financial results, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, charges recorded in connection with our 2009 restructuring program, the tax effects related to these items and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our stockholders. In 2011, the Compensation Committee did not adjust the resulting payouts under the Variable Cash Compensation Plan or our 2011 performance-based restricted stock unit awards discussed below.

Participants in our Variable Cash Compensation Plan received variable cash compensation awards for 2011 based upon the achievement of objective financial goals, including targets based on reported revenue and non-GAAP corporate operating margin. We believe that, for an annual incentive program to be effective, it should be simple. Thus, we use a limited number of financial targets that focus our executives on the key metrics underlying our strategic plan and align performance pay with strictly financial results.

To ensure the integrity of our operating plan, and to safeguard stockholder value, the payout levels under our Variable Cash Compensation Plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executives to take unnecessary and excessive risks that would impact our long-term value.

Specifically, we model potential award payouts generated by various performance attainment levels against corporate goals for revenue, non-GAAP earnings per share and non-GAAP corporate operating margin. We also model the likely impact on stockholder value based on achieving all possible revenue, non-GAAP earnings per share and corporate operating margin targets. We summarize this analysis in a diagram (please see the graphic below) which shows plan payouts for any combination of revenue (the x axis in the graphic below) and non-GAAP corporate operating margin (the y axis in the graphic below) achievement. The dark gray area in the graphic below represents achievement which results in no payout under the Variable Cash Compensation Plan while the area of lightest gray represents the maximum payout under the plan of 200%. The medium gray rectangle in the middle of the graphic represents the area of actual plan payouts over the last five years. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that awards, when viewed relative to non-GAAP earnings per share and corporate operating margin goals, are consistent with our overall operating plan for the year and provide the right balance of compensation to our executives for actual results versus returns to the business and our stockholders.

For 2011, each executive’s Variable Cash Compensation Plan award was based 100% on the achievement of financial targets established by the Compensation Committee, consistent with our annual operating plan. Our Variable Cash Compensation Plan weighted these financial components as follows:

•	60% for achieving a reported revenue target of $2.208 billion; and

•	40% for achieving a non-GAAP corporate operating margin target of 26.5%.

This represents increases in both the revenue and profitability performance targets when compared to the targets of the 2010 Variable Cash Compensation Plan, and also emphasizes revenue achievement while maintaining our objective of profitable growth.

Our Variable Cash Compensation Plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following maximum performance amounts would have resulted in a payout of 200% of the target amount:

•	achievement of a reported revenue of $2.484 billion; and

•	achievement of a non-GAAP corporate operating margin of 29.8%.

Our Variable Cash Compensation Plan also contained minimum performance requirements that needed to be met before any award could be earned, including:

•	achievement of a reported revenue of no less than $1.987 billion; and

•	achievement of a non-GAAP corporate operating margin of no less than 23.9%.

In addition, no payouts could occur under our Variable Cash Compensation Plan if we achieved less than $2.16 of non-GAAP earnings per share in 2011.

When actual performance falls between the threshold and the target performance level or between the target and maximum performance level, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable. This payout structure recognizes that, in a business of this scale, overachievement merits a greater reward while underachievement should be more heavily penalized.

Target Cash Compensation Mix

The Compensation Committee’s decision to increase base salaries for 2011, and the targets set under our

Variable Cash Compensation Plan resulted in the following target mix of cash compensation for our executive officers, expressed both as a percentage of total targeted cash compensation and in dollars:

	Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Target Variable Cash Compensation		Total Target Cash Compensation
	($)	(%)	($)	(%)	($)	(%)
President and Chief Executive Officer	870,000	47	978,750	53	1,848,750	100
Executive Vice President, Operations, Chief Financial Officer and Treasurer	500,000	54	425,000	46	925,000	100
Senior Vice President, Sales and Services	430,000	50	430,000	50	860,000	100
Senior Vice President and Chief Marketing Officer	385,000	59	269,500	41	654,500	100
Senior Vice President and General Manager, Online Services Division	365,000	53	328,500	47	693,500	100

Determination of Awards

Early in the first quarter of 2012, our Executive Vice President, Operations, Chief Financial Officer and Treasurer reviewed and approved the calculations of financial target attainment levels, which were based on, and consistent with, our publicly reported financial results for 2011, and the 2011 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our Variable Cash Compensation Plan. At a meeting held in February 2012, our Compensation Committee approved (or, in the case of our CEO, recommended to the Board of Directors for approval) the payouts under our 2011 Variable Cash Compensation Plan, including approval of the following award calculations:

	Goal(1)	Actual	Attainment	Payout	Weighting	Weighted Payout
		(amounts are approximate due to rounding)
Revenue	$2.208 billion	$2.206 billion	99.9%	99.4%	60.0%	59.7%
Non-GAAP Operating Margin %	26.5%	26.3%	99.3%	95.2%	40.0%	38.1%

Total Weighted Payout %						97.7%

(1)	In addition, no payouts could occur under our Variable Cash Compensation Plan if we achieved less than $2.16 of non-GAAP earnings per share in 2011. Our non-GAAP earnings per share in 2011 was $2.48.

The table below summarizes the payments approved by our Compensation Committee (or, in the case of our CEO, approved by our Board of Directors) under our Variable Cash Compensation Plan compared to each executive’s target award for 2011. Each executive officer listed below received 97.7% of his target award for 2011. We paid each of these executive officers his variable cash compensation award in the first quarter of 2012, except for Mr. Monserrat and Mr. Caine who received quarterly advances of their variable cash compensation, calculated on a quarterly basis, as part of their compensation arrangements during 2011.

	Target Variable Cash Compensation Award ($)	Actual Variable Cash Compensation Award Paid ($)	Difference between Actual and Target Awards ($)
President and Chief Executive Officer	978,750	956,532	(22,218)
Executive Vice President, Operations, Chief Financial Officer and Treasurer	425,000	415,353	(9,647)
Senior Vice President, Sales and Services	430,000	420,239	(9,761)
Senior Vice President and Chief Marketing Officer	269,500	263,382	(6,118)
Senior Vice President and General Manager, Online Services Division	328,500	321,043	(7,457)

Equity-Based Long-Term Incentives

The purpose of our equity-based long-term incentives is to attract and retain high performing employees, further align employee and stockholder interests, and continue to closely link employee compensation with company performance. Our equity-based long-term incentive program is an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Approach to Equity-Based Awards

Since 2006, we have granted to executive officers a portfolio of equity-based awards consisting of a mix of both stock options and restricted stock units (both performance-based and service-based) pursuant to our 2005 Equity Incentive Plan, as amended and/or restated from time to time, or the 2005 Plan. We believe that a mix of stock options and restricted stock units has provided a reasonable incentive for our high performers to remain with us and continue to perform at a high level. In addition, the use of restricted stock units furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of our common stock subject to equity-based awards.

Annually, the Compensation Committee reviews our targeted mix of equity awards and in 2011 found that our portfolio approach to equity-based compensation was reasonably designed to achieve our goals of retention, providing incentives for high performers, management of our shares outstanding and stockholder alignment. Thus, for 2011, the Compensation Committee decided to continue the equity mix of stock options and restricted stock unit awards so that 50% of the value of the total equity package was comprised of stock options and 50% was comprised of restricted stock units (30% of total value represented in performance-based restricted stock units and 20% of total value represented in service-based restricted stock units) to provide an appropriate balance among the elements of compensation awarded to our executive officers.

Because restricted stock units are full value awards, the number of restricted stock units that need to be granted to reach the 50% value threshold is less than the number of options that would be required to reach the same value level. The Compensation Committee, based on recommendations provided by Radford, has determined that each service-based share represented by a restricted stock unit is equivalent to three stock option shares, and each performance-vesting share represented by a restricted stock unit is equivalent to two and one-half stock option shares. Annually, Radford conducts an analysis and works with the Compensation Committee to review these ratios of option based instruments to full value awards to ensure an appropriately balanced portfolio of equity-based awards.

Equity-Based Award Grant Levels

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing number and value of vested and unvested stock, stock option and restricted stock unit ownership among the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards and the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. While our Compensation Committee is aware of the accounting costs of equity-based awards, that in itself is not a significant factor in determining individual equity-based awards. In addition, the Compensation Committee reviews the equity-based award grant levels of executive officers in our peer group. Individual awards are then determined generally using the same criteria used to set an executive’s variable cash compensation.

Stock Option Awards

In 2011, our executive officers received annual stock option awards in two grants, the timing of which was pre-determined to follow our quarterly earnings releases for our first and second fiscal quarters. See “Equity Award Grant Policy” below.

Restricted Stock Unit Awards

Pursuant to the 2005 Plan, we may grant executive officers both performance-based restricted stock units and service-based restricted stock units. Once vested, each restricted stock unit represents the right to receive one share of our common stock. The grants of restricted stock unit awards are based upon the same factors used to evaluate stock option grants.

In 2011, the performance criteria and attainment levels for grants of performance-based restricted stock units were based upon successful achievement of a non-GAAP corporate operating margin target of 26.5%. These performance-based restricted stock unit awards were awarded with a non-GAAP corporate operating margin target to closely link the executives’ performance-based equity compensation with the overall financial performance of our company. The number of restricted stock units underlying a performance-based award is generally determined after the end of the fiscal year based on the achievement of the specific performance objective during the fiscal year. If the performance goal is less than 90% attained, then no performance-based restricted stock units will be issued pursuant to the authorized award. For performance at and above 90% attainment, the number of performance-based restricted stock units issued is based on a graduated slope, with the maximum number of performance-based restricted stock units issuable pursuant to the award capped, for 110% attainment, at 125% of the target number of restricted stock units set forth in the award agreement. Once the number of restricted stock units is determined, the units are subject to service-based vesting as described below.

In February 2012, our Compensation Committee determined that the non-GAAP corporate operating margin target of 26.5% under our 2011 performance-based restricted stock unit awards to our executive officers was 99.3% attained. Based on the graduated payout slope, this attainment translated to a payout of 95% of the 2011 target award for performance-based restricted stock units, which restricted stock units were subject to additional service-based vesting and other requirements of the restricted stock unit agreements.

The performance-based restricted stock units vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. Under the terms of the restricted stock unit agreements, no shares of stock may be issued to settle restricted stock units until the performance criteria has been met and the number of restricted stock units underlying the award is determined.

Consistent with our past practice, in March 2011, we also entered into restricted stock unit agreements with our executive officers for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

The following table summarizes our 2011 equity-based awards to our Named Executive Officers:

	Stock Option Awards (#)	Performance- Based Restricted Stock Unit Awards (#)(1)	Service- Based Restricted Stock Unit Awards (#)
President and Chief Executive Officer	122,500	27,930	16,333
Executive Vice President, Operations, Chief Financial Officer and Treasurer	52,500	11,970	7,000
Senior Vice President, Sales and Services	47,500	10,830	6,333
Senior Vice President and Chief Marketing Officer	42,500	9,690	5,667
Senior Vice President and General Manager, Online Services Division	40,000	9,120	5,333

(1)	Reflects the actual number of restricted stock units that our executive officers earned under the terms of their 2011 performance-based restricted stock unit agreements.

Long-Term Incentive Plan

In 2009, we instituted a long-term incentive program, or LTIP, for our executive officers to provide further focus and alignment with our profitable growth strategy. Both the LTIP’s design and structure were intended to reinforce executive actions supportive of stockholder interests. Executives would be rewarded only if they generated both relative and absolute stockholder returns. In addition, because executives are required to hold any vested awards until termination, death or a change in control of our company, they would be further motivated to take actions that foster sustainable growth and avoid unnecessary and excessive risks that may threaten our long-term value.

Under the LTIP, our executives were given the opportunity to earn restricted stock units based on the performance of our common stock against a weighted average of specific market indices over a three-year period ended December 31, 2011. The number of restricted stock units issuable upon settlement of these LTIP awards was determined after the end of the three-year period, and these restricted stock units were issuable to the executive only if the executive remained employed by us throughout the three-year period. Further, although the restricted stock units are vested upon issuance, the units will not be settled in shares of our common stock until the earlier of (1) six months and one day following termination of the executive’s employment for any reason other than cause, (2) the executive’s death, and (3) the effective date of a change in control of our company.

The number of shares of common stock issuable upon settlement of the LTIP restricted stock units was determined by comparing the performance of our common stock to the performance of the specified market indices over the same three-year period. We measured performance of our common stock and the market indices based on the difference between the closing price on December 31, 2008 and the average closing price for the last 30 business days of the three-year period. If our common stock outperformed the market indices by 33% or more, each executive officer would vest in a number of restricted stock units equal to his target award multiplied by the percentage by which the appreciation of our common stock exceeded the appreciation of the market indices, up to a maximum of 200% of the target award if our common stock outperformed the market indices by 200% or more. If our common stock did not outperform the market indices by at least 33%, then no restricted stock units would have vested. Furthermore, to ensure that restricted stock units would vest only if we increased stockholder value in absolute terms, no restricted stock units would have vested if our common stock did not appreciate by at least 10% during the three-year performance period.

In order to ensure that we were measuring our performance against both the market as a whole and companies within our industry, the Compensation Committee decided to measure our stock appreciation against the weighted average of the S&P 500 (GSPC) and the S&P North American Technology (S&P GSTI (IGM)) indices. The S&P 500 (GSPC) index provides a broad measure of market performance, and the S&P North American Technology index reflects the performance of technology companies, including members of our peer group. We placed relatively more weight on the S&P 500 (GSPC) index

(2/3) than on the S&P North American Technology index (1/3) because it provides a broader measure of overall market performance.

For the three-year period ended December 31, 2011, our stock price outperformed the weighted average growth of the benchmark indices by more than 265%. We believe that our LTIP achieved its intended purpose of aligning the interests of our executive team with our strategy of profitable growth during the LTIP performance period. Our profitable growth, in turn, helped drive our stockholder returns. Accordingly, in February 2012, our Compensation Committee approved a payout of 200% of the target award under the LTIP in accordance with its terms. We did not grant any new LTIP awards in 2011.

The following table summarizes the target and actual awards to our Named Executive Officers under the LTIP:

	Target LTIP Awards (#)	LTIP Awards at Maximum (200% of Target) (#)	Actual LTIP Awards Earned (#)	Value of LTIP Awards Earned ($)(1)
President and Chief Executive Officer	60,000	120,000	120,000	7,286,400
Executive Vice President, Operations, Chief Financial Officer and Treasurer	20,300	40,600	40,600	2,465,232
Senior Vice President, Sales and Services	25,000	50,000	50,000	3,036,000
Senior Vice President and Chief Marketing Officer	11,550	23,100	23,100	1,402,632
Senior Vice President and General Manager, Online Services Division	15,167	30,334	30,334	1,841,880

(1)	Based on a per share price of $60.72, which was the closing price per share of our common stock on the last business day of fiscal year 2011 (December 30, 2011).

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Systems, Inc. Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and pre-determining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of stock options are made in two installments, with 50% being granted on the last business day in April and 50% being granted on the last business day in July, and annual grants of full value awards (for example, restricted stock and restricted stock units) are made 100% on the last business day in March on or prior to March 30th. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available at the Corporate Governance section of our website at

http://www.citrix.com/site/aboutCitrix/governance/ under Governance Documents.

Executive Stock Ownership Guidelines

In 2008, to further align the interests of our executive officers with the interests of our stockholders, our Board of Directors adopted stock ownership guidelines for our executive officers. These guidelines were revised in March 2010 to increase our stock holding requirements. Pursuant to our current guidelines, our Chief Executive Officer is expected to own at least 100,000 shares of our common stock, our Chief Financial Officer is expected to own at least 25,000 shares and each other executive officer is expected to own at least 20,000 shares of our common stock. Each of our executive officers is expected to hold such shares for so long as he or she is one of our executive officers. Executive officers are expected to meet these guidelines within four years of the date of his or her appointment as an executive officer. Our current executive officers are permitted an additional two years from their original compliance deadline to comply with our increased stock holding requirements. Failure to satisfy the stock holding guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our common stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our common stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our common stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock and LTIP units (including vested but deferred restricted stock units) count towards the satisfaction of the ownership guidelines.

Additionally, under our policies, our employees, including our executive officers, and directors are not permitted to engage in the following transactions with respect to our stock: sell short; buy or sell puts, calls or other derivatives of our common stock; buy our common stock on margin; hold an account containing our common stock that is, or is linked to, a margin account; or pledge our common stock as collateral for a loan.

Policy Regarding Severance Payments

In 2009, the Compensation Committee adopted a policy providing that we will not enter into any new agreements, or materially amend any existing agreements, with our executive officers that provide the executive officer with severance payments following a change in control, except in the case of a double-trigger termination event (that is, upon the termination of the executive’s employment without cause or for good reason following a change in control).

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible,

non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase shares of our common stock at a 15% discount from the fair market value of our common stock on the last business day of the purchase period (determined by reference to the closing price of our common stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals. During 2011, we did not offer any non-qualified deferred compensation plans (other than pursuant to the LTIP awards as summarized under the section Long-Term Incentive Plan above) or supplemental retirement plans to our executives. For more information, please refer to the Summary Compensation Table and the Nonqualified Deferred Compensation Table below.

We have always limited the perquisites that are made available to our executives. Our executives are entitled to few benefits that are not otherwise available to all employees and generally provided to ensure comparable coverage levels for insurance and health care relative to market practice in our industry sector. In this regard, it should be noted that we do not provide pension arrangements or similar benefits to our executives or employees, other than a 401(k) program, in which all of our employees, including our executive officers, may participate and defined contribution plans required by applicable law in certain jurisdictions outside the United States, in which none of our Named Executive Officers participate.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2011, 2010 and 2009 earned by or paid to our President and Chief Executive Officer, our Executive Vice President, Operations, Chief Financial Officer and Treasurer, and our three other most highly-compensated executive officers, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

FOR THE 2011, 2010 AND 2009 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark B. Templeton	2011	862,500	—	3,303,752	3,029,225	956,532	19,355	(2)	8,171,364
President and Chief Executive Officer	2010	830,000	—	4,155,934	2,005,700	1,231,850	19,863		8,243,347
	2009	800,000	—	2,480,880	899,291	954,158	34,205		5,168,534

David J. Henshall	2011	496,250	—	1,415,904	1,298,239	415,353	13,625	(3)	3,639,371
Executive Vice President, Operations, Chief Financial Officer and Treasurer	2010	472,500	—	1,823,620	911,682	474,164	8,177		3,690,143
	2009	435,000	—	902,956	359,717	325,107	16,502		2,039,282

Alvaro J. Monserrat	2011	425,000	—	1,281,031	1,174,597	420,239	23,817	(4)	3,324,684
Senior Vice President, Sales and Services	2010	401,250	—	1,599,651	759,735	534,453	19,455		3,314,544
	2009	375,000	—	979,000	327,015	397,566	17,419		2,096,000

Wesley R. Wasson(7)	2011	375,000	—	1,146,232	1,050,956	263,382	13,102	(5)	2,848,672
Senior Vice President and Chief Marketing Officer

Brett M. Caine(8)	2011	361,250	—	1,078,760	989,135	321,043	15,186	(6)	2,765,374
Senior Vice President and General Manager, Online Services Division	2010	343,750	—	1,599,651	759,735	410,616	20,959		3,134,711

*	Each year, our salary levels are determined during our first fiscal quarter and become effective April 1. The amounts represented in this table reflect salary actually paid during the fiscal year.
(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 23, 2012. These amounts do not represent the actual amounts paid to or realized by the executive for these awards during fiscal years 2011, 2010 or 2009. The value as of the grant date for stock options and restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome, which is 100% achievement. The fair value of awards at the maximum level of achievement for performance-based restricted stock units for 2011 is as follows: Mr. Templeton, $2,654,820; Mr. Henshall, $1,137,780; Mr. Monserrat, $1,029,420; Mr. Wasson, $921,060 and Mr. Caine, $866,880.

(2)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($7,005) and the value of a company-covered physical examination available to each executive ($5,000).

(3)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($1,275) and the value of a company-covered physical examination available to each executive ($5,000).

(4)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($494), the value of a company-covered physical examination available to each executive ($5,000) and reimbursements for spousal travel ($10,973).

(5)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($752) and the value of a company-covered physical examination available to each executive ($5,000).

(6)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($976), the value of a company-covered physical examination available to each executive ($5,000) and reimbursements for spousal travel ($1,860).

(7)	Mr. Wasson was not a named executive officer for the fiscal years ended December 31, 2009 and 2010.
(8)	Mr. Caine was not a named executive officer for the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2005 Plan, and grants of non-equity incentive plan awards to each Named Executive Officer were made pursuant to our Variable Cash Compensation Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards and Stock Options listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2011 FISCAL YEAR

Name	Grant Date	Comp. Comm. Action Date							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Mark B. Templeton	3/30/11	3/3/11				14,700	29,400	36,750				2,123,856
	3/30/11	3/3/11							16,333			1,179,896
	4/29/11	3/3/11								61,250	84.34	1,463,280
	7/29/11	3/3/11								61,250	72.04	1,565,945
			293,625	978,750	1,957,500

David J. Henshall	3/30/11	3/3/11				6,300	12,600	15,750				910.224
	3/30/11	3/3/11							7,000			505,680
	4/29/11	3/3/11								26,250	84.34	627,120
	7/29/11	3/3/11								26,250	72.04	671,119
			127,500	425,000	850,000

Alvaro J. Monserrat	3/30/11	3/3/11				5,700	11,400	14,250				823,536
	3/30/11	3/3/11							6,333			457,496
	4/29/11	3/3/11								23,750	84.34	567,394
	7/29/11	3/3/11								23,750	72.04	607,203
			129,000	430,000	860,000

Wesley R. Wasson	3/30/11	3/3/11				5,100	10,200	12,750				736,848
	3/30/11	3/3/11							5,667			409,384
	4/29/11	3/3/11								21,250	84.34	507,669
	7/29/11	3/3/11								21,250	72.04	543,287
			80,850	269,500	539,000

Brett M. Caine	3/30/11	3/3/11				4,800	9,600	12,000				693,504
	3/30/11	3/3/11							5,333			385,256
	4/29/11	3/3/11								20,000	84.34	477,806
	7/29/11	3/3/11								20,000	72.04	511,329
			98,550	328,500	657,000

(1)

On February 16, 2012, the Compensation Committee determined that the reported revenue target was 99.9% attained and the non-GAAP corporate operating margin target was 99.3% attained, resulting in a payout of 97.7% and in the following variable cash compensation awards: Mr. Templeton received $956,532; Mr. Henshall received $415,353; Mr. Monserrat received $420,239; Mr. Wasson received $263,382; and Mr. Caine received $321,043. See the column labelled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table included in this Proxy Statement.

(2)

On February 16, 2012, the Compensation Committee determined that the non-GAAP corporate operating margin target was 99.3% attained and awarded each participating executive restricted stock units pursuant to a restricted stock unit agreement. Based on the Compensation Committee’s determination, each executive received 95% of the target number of performance-based restricted stock unit awards, resulting in the following awards: Mr. Templeton received 27,930 shares; Mr. Henshall received 11,970 shares; Mr. Monserrat received 10,830 shares; Mr. Wasson received 9,690 shares; and Mr. Caine received 9,120 shares.

(3)	The exercise price of all stock options granted under our 2005 Plan is equal to the closing price of our common stock on the date of grant.
(4)

The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 23, 2012. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome, which is 100% achievement. The fair value of awards for the actual level of achievement (95%) for performance-based restricted stock units for 2011 is as follows: Mr. Templeton, $2,017,663; Mr. Henshall, $864,713; Mr. Monserrat, $782,359; Mr. Wasson, $700,006 and Mr. Caine, $658,829.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under Compensation Discussion and Analysis. A description of the application of those policies and practices to each of the Named Executive Officers for the year ended December 31, 2011 is set forth below.

Cash Compensation – Base Salary and Variable Cash Compensation

President and Chief Executive Officer

As President and Chief Executive Officer, Mark Templeton is responsible for overseeing all of our corporate functions, product groups and divisions, go-to-market activities and the attainment of our revenue and profit goals. Working in concert with our Board of Directors, Mr. Templeton formulates current and long-term company plans and objectives and represents us in relations with our customers and the business and non-business communities. Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities through equity-based long-term and variable cash compensation. In assessing the compensation paid to Mr. Templeton, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

In addition, the Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our President and Chief Executive Officer. This process consists of an annual self-evaluation by Mr. Templeton against the performance objectives and targets established at the beginning of the year by Mr. Templeton and our Board of Directors, which is submitted to the Chairperson of the Compensation Committee and the Chairperson of the Nominating and Corporate Governance Committee after the conclusion of each year. Each member of our Board of Directors and each senior executive officer who reports directly to Mr. Templeton also annually completes an evaluation of Mr. Templeton’s performance based upon our internal leadership standards. Following an assessment of Mr. Templeton’s performance, the Compensation Committee reviews the total compensation package for Mr. Templeton, including base salary, variable cash compensation and equity-based compensation.

As discussed above, effective April 1, 2011, Mr. Templeton’s annual base salary was increased from $840,000 to $870,000. As a result, in 2011, Mr. Templeton received base salary compensation of $862,500.

Mr. Templeton was awarded variable cash compensation of $956,532 in accordance with our 2011 Variable Cash Compensation Plan, a decrease from his 2010 award of $1,231,850. The decrease in Mr. Templeton’s 2011 variable cash compensation is due to our 2011 operational performance against the performance targets of our 2011 Variable Cash Compensation Plan, which led to a 97.7% payout of Mr. Templeton’s target variable cash compensation award compared to a 130.4% payout in 2010.

For 2011, Mr. Templeton’s target variable cash compensation award as a percentage of base salary remained at 112.5% of his base salary, the same level at which his target was set for 2009 and 2010. This balance between base compensation and Mr. Templeton’s target variable cash compensation award is consistent with our objective of placing relatively more emphasis on variable cash compensation for our President and Chief Executive Officer to ensure close alignment of his interests with the interests of our stockholders.

Executive Vice President, Operations, Chief Financial Officer and Treasurer

As Executive Vice President, Operations, Chief Financial Officer and Treasurer, David Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, operations, tax, treasury, information technology and supply chain management. Mr. Henshall is also responsible for our financial plans and policies and the establishment of our overall financial strategy. In this role, Mr. Henshall works closely with our President and Chief Executive Officer to drive our overall growth and stockholder returns. As discussed above, effective April 1, 2011, Mr. Henshall’s annual base salary was increased from $485,000 to $500,000. As a result, in 2011, Mr. Henshall received base salary compensation of $496,250.

For 2011, Mr. Henshall was awarded variable cash compensation of $415,353 in accordance with our 2011 Variable Cash Compensation Plan, a decrease from his 2010 award of $474,164. The decrease in Mr. Henshall’s 2011 variable cash compensation is due to our 2011 financial performance against the performance targets of our 2011 Variable Cash Compensation Plan, which led to a 97.7% payout of Mr. Henshall’s target variable cash compensation award compared to a 130.4% payout in 2010.

For 2011, Mr. Henshall’s target variable cash compensation award as a percentage of base salary increased to 85% of his base salary, as compared to 75% in 2010 and 70% in 2009.

Senior Vice President, Sales and Services

As Senior Vice President of our Sales and Services Division, Alvaro Monserrat is responsible for our worldwide sales and services efforts and our channel and distribution network. As discussed above, effective April 1, 2011, Mr. Monserrat’s annual base salary was increased from $410,000 to $430,000. As a result, in 2011, Mr. Monserrat received base salary compensation of $425,000.

For 2011, Mr. Monserrat was awarded variable cash compensation of $420,239 in accordance with our 2011 Variable Cash Compensation Plan, a decrease from his 2010 award of $534,453. The decrease in Mr. Monserrat’s 2011 variable cash compensation is due to our 2011 financial performance against the performance targets of our 2011 Variable Cash Compensation Plan, which led to a 97.7% payout of Mr. Monserrat’s target variable cash compensation award compared to a 130.4% payout in 2010.

For 2011, Mr. Monserrat’s target variable cash compensation award as a percentage of base salary was maintained at 100% of his base salary, the same level as was set in 2010 and 2009.

Senior Vice President and Chief Marketing Officer

As Senior Vice President and Chief Marketing Officer, Wesley R. Wasson is responsible for driving our worldwide marketing and strategic alliances vision. As discussed above, effective April 1, 2011, Mr. Wasson’s annual base salary was increased from $345,000 to $385,000. As a result, in 2011, Mr. Wasson received base salary compensation of $375,000.

For 2011, Mr. Wasson was awarded variable cash compensation of $263,382 in accordance with our 2011 Variable Cash Compensation Plan which represents a 97.7% payout of Mr. Wasson’s target variable cash compensation award.

For 2011, Mr. Wasson’s target variable cash compensation award as a percentage of base salary was set at 70% of his base salary.

Senior Vice President and General Manager, Online Services Division

As Senior Vice President and General Manager of our Online Services Division, Brett Caine is responsible for the general management of our Online Services Division. As discussed above, effective April 1, 2011, Mr. Caine’s annual base salary was increased from $350,000 to $365,000. As a result, in 2011, Mr. Caine received base salary compensation of $361,250.

For 2011, Mr. Caine was awarded variable cash compensation of $321,043 in accordance with our 2011 Variable Cash Compensation Plan, a decrease from his 2010 award of $410,616. The decrease in Mr. Caine’s 2011 variable cash compensation is due to our 2011 financial performance against the performance targets of our 2011 Variable Cash Compensation Plan, which led to a 97.7% payout of Mr. Caine’s target variable cash compensation award compared to a 130.4% payout in 2010.

For 2011, Mr. Caine’s target variable cash compensation award as a percentage of base salary was set at 90% of his base salary, the same level as was set in 2010.

Equity-Based Long-Term Incentive Compensation

In 2011, Mr. Templeton and Mr. Henshall were each respectively awarded options to purchase 122,500 and 52,500 shares of our common stock, with one-half being granted on April 29, 2011 and the other half being granted on July 29, 2011. In addition, Mr. Monserrat, Mr. Wasson and Mr. Caine were each respectively awarded options to purchase 47,500, 42,500 and 40,000 shares of our common stock, with one-half being granted on April 29, 2011 and the other half being granted on July 29, 2011. These options are subject to our standard vesting schedule.

Also, on March 30, 2011, each of the Named Executive Officers was awarded a performance-based restricted stock unit award pursuant to which each such executive was eligible to earn restricted stock units based on the achievement of our 2011 non-GAAP corporate operating margin target. In February 2012, these individuals were awarded the following restricted stock units based on our achieving 99.3% of our non-GAAP corporate operating margin target:

•	Mr. Templeton – 27,930;

•	Mr. Henshall – 11,970;

•	Mr. Monserrat – 10,830;

•	Mr. Wasson – 9,690; and

•	Mr. Caine – 9,120.

Our executives also were awarded service-based restricted stock units, which vest in three equal annual installments as follows:

•	Mr. Templeton – 16,333;

•	Mr. Henshall – 7,000;

•	Mr. Monserrat – 6,333;

•	Mr. Wasson – 5,667; and

•	Mr. Caine – 5,333.

These awards were made in connection with our annual grant process. For Mr. Henshall, Mr. Monserrat, Mr. Wasson and Mr. Caine, the Compensation Committee approved each award. For Mr. Templeton, our Board of Directors, upon the recommendation of the Compensation Committee, approved his awards. The size of these annual option grants and the number of restricted stock units potentially awardable under the executive’s respective restricted stock unit awards were determined in accordance with the factors discussed above.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2011 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011 TABLE

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Mark B. Templeton	14,843	—	12.00	3/4/2013	(3)
	2,344	—	12.00	3/4/2013	(3)
	17,339	—	18.05	8/1/2013	(3)
	20,313	—	34.71	2/1/2018
	62,500	—	32.75	4/30/2013
	62,500	—	26.64	7/31/2013
	126,043	11,457	20.09	3/2/2014
	45,842	36,658	47.03	4/30/2015
	38,966	43,534	55.02	7/30/2015
	—	61,250	84.34	4/29/2016
	—	61,250	72.04	7/29/2016
						6,110	(4)	370,999
						14,666	(5)	890,520
						25,000	(6)	1,518,000
						29,040	(7)	1,763,309
						16,333	(8)	991,740
						10,999	(4)	667,859
									27,930	(9)	1,695,910

David J. Henshall	4,648	—	14.36	4/14/2013
	12,500	—	39.86	10/1/2012
	6,250	—	32.75	4/30/2013
	6,944	—	26.64	7/31/2013
	50,419	4,581	20.09	3/2/2014
	20,839	16,661	47.03	4/30/2015
	17,713	19,787	55.02	7/30/2015
	—	26,250	84.34	4/29/2016
	—	26,250	72.04	7/29/2016
						2,444	(4)	148,400
						6,666	(5)	404,760
						10,000	(6)	607,200
						13,200	(7)	801,504
						7,000	(8)	425,040
						4,399	(4)	267,107
									11,970	(9)	726,818

Alvaro J. Monserrat	2,776	4,164	20.09	3/2/2014
	2,604	13,887	47.03	4/30/2015
	2,604	16,491	55.02	7/30/2015
	—	23,750	84.34	4/29/2016
	—	23,750	72.04	7/29/2016
						2,221	(4)	134,859
						5,555	(5)	337,300
						10,000	(6)	607,200
						11,000	(7)	667,920
						6,333	(8)	384,540
						3,999	(4)	242,819
									10,830	(9)	657,598

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable

Wesley R. Wasson	1,561	—	32.75	4/30/2013
	3,124	—	26.64	7/31/2013
	11,800	3,540	20.09	3/2/14
	13,896	11,104	47.03	4/30/2015
	11,811	13,189	55.02	7/30/2015
	—	21,250	84.34	4/29/2016
	—	21,250	72.04	7/29/2016
					1,888	(4)	114,639
					4,444	(5)	269,840
					10,000	(6)	607,200
					8,800	(7)	534,336
					5,667	(8)	344,100
					3,399	(4)	206,387
								9,690	(9)	588,377

Brett M. Caine	1,041	—	32.75	4/30/2013
	2,082	—	26.64	7/31/2013
	12,499	3,747	20.09	3/2/2014
	17,363	13,887	47.03	4/30/2015
	14,759	16,491	55.02	7/30/2015
	—	20,000	84.34	4/29/2016
	—	20,000	72.04	7/29/2016
					1,999	(4)	121,379
					5,555	(5)	337,300
					10,000	(6)	607,200
					11,000	(7)	667,920
					5,333	(8)	323,820
					3,599	(4)	218,531
								9,120	(9)	553,766

(1)

Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter. Vesting, in all applicable cases, will be rounded up to the nearest whole share with the balance vesting on the last vesting date.

(2)	Based on a per share price of $60.72, which was the closing price per share of our common stock on the last business day of the 2011 fiscal year (December 30, 2011).
(3)	These options vested at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter.
(4)	These units vested on March 2, 2012.
(5)	50% of these units vested on March 30, 2012 and the remaining 50% will vest on March 30, 2013.
(6)	These units vest on March 30, 2013.
(7)	50% of these units vested on March 30, 2012 and the remaining 50% will vest on March 30, 2013.
(8)	These units vest in three equal annual installments with 33.4% having vested on March 30, 2012, and 33.3% vesting on each of March 30, 2013 and 2014.
(9)

Represents the actual number of restricted stock units earned in the first quarter of 2012 pursuant to agreements entered into in 2011. These units vested as to 33.4% of the award on March 30, 2012 and as to 33.3% of the award on each of March 30, 2013 and March 30, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit vesting, during the year ended December 31, 2011 under our equity incentive plans for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2011 FISCAL YEAR

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Mark B. Templeton	417,454	17,022,085	172,020	11,139,013
David J. Henshall	47,538	2,430,748	63,905	4,200,129
Alvaro J. Monserrat	51,004	2,016,842	69,399	4,389,357
Wesley R. Wasson	6,668	317,711	38,928	2,574,084
Brett M. Caine	85,631	3,602,252	46,822	3,046,804

(1)

Includes the following fully-vested restricted stock units issued to the Named Executive Officers upon settlement of their LTIP awards: Mr. Templeton, 120,000 restricted stock units with a value of $7,286,400; Mr. Henshall, 40,600 restricted stock units with a value of $2,465,232; Mr. Monserrat, 50,000 restricted stock units with a value of $3,036,000; Mr. Wasson, 23,100 restricted stock units with a value of $1,402,632; and Mr. Caine, 30,334 restricted stock units with a value of $1,841,880. Although such restricted stock units were vested upon issuance, the units will not be settled in shares of our common stock until the earlier of (1) six months and one day following termination of the executive’s employment for any reason other than “cause”, (2) the executive’s death, and (3) the effective date of a change in control of our company. See the Nonqualified Deferred Compensation Table.

(2)	Based on the closing price per share of our common stock on the date upon which the restricted stock units vested.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2011, under our equity incentive plans for the Named Executive Officers. The deferred compensation consists of shares of our common stock that will be issued with respect to vested restricted stock units under the LTIP. As described in more detail under the heading “Long-Term Incentive Plan,” the LTIP’s design and structure were intended to, and ultimately did, reward executives for generating both relative and absolute stockholder returns. Although these restricted stock units have vested, the units will not be settled in shares of our common stock until the earlier of (1) six months and one day following termination of the executive’s employment for any reason other than cause, (2) the executive’s death, and (3) the effective date of a change in control of our company. See “Compensation Discussion and Analysis – Components of Compensation – Long-Term Incentive Plan” for additional information regarding the LTIP.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2011 FISCAL YEAR

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mark B. Templeton	7,120,027	—	—	—	7,120,027
David J. Henshall	2,406,394	—	—	—	2,406,394
Alvaro J. Monserrat	2,963,682	—	—	—	2,963,682
Wesley R. Wasson	1,360,492	—	—	—	1,360,492
Brett M. Caine	1,791,786	—	—	—	1,791,786

(1)

The amounts in this column represent restricted stock units issued under the LTIP that vested on December 31, 2011, net of any underlying shares that were withheld to satisfy minimum tax withholding obligations that arose upon the issuance of the stock units. The number of restricted stock units on a net basis for each of the Named Executive Officers is as follows: Mr. Templeton, 117,260 restricted stock units; Mr. Henshall, 39,631 restricted stock units; Mr. Monserrat, 48,809 restricted stock units; Mr. Wasson, 22,406 restricted stock units; and Mr. Caine, 29,509 restricted stock units. The grant date fair value of the LTIP awards is included in the “Stock Awards” column of the Summary Compensation Table for 2009.

(2)	Based on a per share price of $60.72, which was the closing price per share of our common stock on the last business day of the 2011 fiscal year (December 30, 2011).

Potential Payments upon Termination or Change in Control

Our executives are “at will” employees and are not offered contractual severance arrangements. We, however, have entered into change in control agreements with our President and Chief Executive Officer as well as with our other Named Executive Officers, referred to as our Senior Executive Officers.

Specifically, these agreements continue in full force until the earliest of the following events:

•	the date we terminate the employment of the executive for “cause” or the failure by the executive to perform his full-time duties by reason of his death or disability;

•	the resignation or termination of the executive’s employment for any reason prior to a change in control;

•	the termination of the executive’s employment with us after a change in control for any reason other than the occurrence of a terminating event; or

•	the date which is 18 months after a change in control if the executive is still employed by us.

These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and acceleration of vesting on outstanding equity-based awards.

In the event Mr. Templeton is terminated without cause or if Mr. Templeton resigns his position for any reason in the twelve-month period following a change in control, he is entitled to receive a lump sum payment equal to two times the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year, both determined as of the date his employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, Mr. Templeton will receive certain benefits, including health, dental and life insurance, for two years following the date of termination. In 2009, we adopted a policy against entering into any new single-trigger severance or change of control agreements, or materially amending any existing single-trigger severance or change of control agreements.

In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” such Senior Executive is entitled to receive a lump sum payment equal to one and a half times his annual base salary plus his target variable cash compensation for the then-current fiscal year, both determined as of the date such Senior Executive’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, our Senior Executives will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Exchange Act, as amended, acquires 30% or more of our voting securities;

•

the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our stockholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our incumbent directors are replaced; and

•	our stockholders approve a plan or proposal for our liquidation or dissolution.

In addition, upon a change in control, except as described below, all stock options and other equity-based awards, such as restricted stock units, granted to Mr. Templeton will immediately accelerate and become fully exercisable as of the effective date of the change in control. In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” except as provided below, all stock options and other equity-based awards, such as restricted stock units, granted to our Senior Executives will immediately accelerate and become fully exercisable. For each performance equity-based award for which the number of options, units or shares has not yet been determined, the performance criteria set forth in the award agreement will be deemed to be 100% attained, and that executive will be issued the base number of options, units or shares set forth in his award agreement.

Each of Mr. Templeton and our Senior Executives is also subject to the terms of a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with us, and the terms of these agreements survive the termination of the executive’s employment after a change in control for a period of one year.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Templeton and our Senior Executives would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Templeton and our Senior Executives. Under no circumstances would we provide any “gross-up” payments to Mr. Templeton or our Senior Executives in connection with a change in control.

Under the individual change in control agreements with Mr. Templeton and our Senior Executives, each executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control or termination, as applicable, were to occur. The table reflects the amount that could be payable to Mr. Templeton and our Senior Executives, assuming that the change in control and, if applicable, termination of the Senior Executive’s employment, occurred at December 31, 2011.

Name	Severance Amount ($)(1)	Value of Benefits($)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted Stock Units ($)(2)	Total($)
Mark B. Templeton	3,697,500	54,041	1,215,490	7,898,336	12,865,367
David J. Henshall	1,387,500	20,861	527,001	3,380,829	5,316,191
Alvaro J. Monserrat	1,290,000	26,027	453,295	3,032,235	4,801,557
Wesley R. Wasson	981,750	29,332	371,021	2,664,879	4,046,982
Brett M. Caine	1,040,250	24,543	436,352	2,829,916	4,331,062

(1)

The severance amounts represent the maximum amounts payable under Mr. Templeton’s and the Senior Executives’ change in control agreements. These agreements provide that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code and, therefore, Mr. Templeton or the Senior Executives may elect to receive an amount less than the amount reflected in this table.

(2)

Based on a per share price of $60.72, which was the closing price per share of our common stock on the last business day of the 2011 fiscal year (December 30, 2011). The value of the early vesting of stock options is calculated using the difference between the $60.72 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End Table above.

Director Compensation

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2011.

DIRECTOR COMPENSATION TABLE FOR THE 2011 FISCAL YEAR

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Thomas F. Bogan	86,250	339,320	—	425,570
Nanci E. Caldwell	47,396	339,320	—	386,716
Murray J. Demo	71,146	339,320	—	410,466
Stephen M. Dow	69,583	339,320	—	408,903
Asiff S. Hirji	54,792	339,320	—	394,112
Gary E. Morin	54,792	339,320	—	394,112
Godfrey R. Sullivan	54,792	339,320	—	394,112

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 23, 2012. These amounts do not represent the actual amounts paid to or realized by our directors for these awards during fiscal year 2011.

(2)

Consists solely of restricted stock units. As of December 31, 2011, each of our non-employee directors held restricted stock unit awards representing 1,998 shares of our common stock issuable upon the vesting of such outstanding restricted stock unit awards; in addition, each of Mr. Bogan, Ms. Caldwell, Mr. Dow and Mr. Morin elected to defer his or her 2011 restricted stock unit award as part of the Outside Directors’ Deferred Compensation Program discussed below, resulting in the deferral of 2,002 of his or her restricted stock units as of December 31, 2011.

(3)

As of December 31, 2011, the aggregate number of shares of our common stock subject to outstanding option awards held by our non-employee directors was as follows: Mr. Bogan, 50,000 shares; Ms. Caldwell, 80,000 shares; Mr. Demo, 30,000 shares; Mr. Dow, 130,155 shares; Mr. Hirji, no shares; Mr. Morin, 20,000 shares; and Mr. Sullivan, 30,000 shares.

2011 Non-Employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Non-employee members of our Board of Directors receive annual retainer fees, which are paid in cash in semi-annual installments. Each non-employee Director was entitled to receive the retainers detailed in the table below (provided that committee chairpersons were only entitled to receive one such chair retainer and were not entitled to the non-chair membership retainer for the committee(s) he or she chairs). In addition, non-employee Directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

The following table summarizes the cash retainers paid to our non-employee Directors in 2011:

Compensation Element	2011 Cash Compensation
Annual Board Member Retainer	$40,000
Board Chair Retainer	$75,000

Committee Chair Retainers
• Audit Chair	$30,000
• Compensation Chair	$20,000
• Finance Chair	None (incumbent is also Audit Chair)
• Nominating and Corporate Governance Chair	$10,000
• Strategy Chair	$20,000

Committee Member Retainers
• Audit	$20,000
• Compensation	$10,000
• Finance	None
• Nominating and Corporate Governance	None
• Strategy	$10,000

Non-Employee Director Equity-Based Compensation

Equity awards to our non-employee Directors are made under the 2005 Plan.

In 2011, our Compensation Committee completed a review of our non-employee Director compensation, which resulted in a reduction in the number of shares granted to our non-employee Directors as equity-based compensation, both on an annual basis and upon a Director’s initial election to our Board of Directors. Prior to 2011, each non-employee Director had been eligible to receive an annual grant consisting of an option to purchase 10,000 shares of our common stock and 3,333 restricted stock units and had also been entitled to receive an option to purchase 60,000 shares of our common stock upon his or her initial election to our Board of Directors.

Commencing in 2011, after our Board of Directors implemented the changes in our non-employee Director equity compensation recommended by our Compensation Committee, each non-employee Director was eligible to receive an annual grant consisting of 4,000 restricted stock units. As in prior years, these grants are made on the first business day of the month following our annual meeting of stockholders and vest in equal monthly installments over a one-year period. Beginning in 2011, newly appointed non-employee Directors will be entitled to receive 10,000 restricted stock units upon his or her initial election to our Board of Directors, which shall vest in accordance with our standard three-year vesting schedule. As in prior years, new non-employee Directors will not be entitled to receive an annual grant of restricted stock units in the same calendar year in which they receive their initial grant.

Outside Directors’ Deferred Compensation Program

In 2011, our Board of Directors adopted the Outside Directors’ Deferred Compensation Program to govern the deferral of restricted stock units awarded to non-employee Directors under the 2005 Plan. In advance of an award and in compliance with the program’s requirements, a non-employee Director may elect to defer the receipt of all of his or her restricted stock units until ninety days after such Director’s separation from service from us or upon a change in control. Each of Mr. Bogan, Ms. Caldwell, Mr. Dow and Mr. Morin elected to defer his or her 2011 restricted stock unit award as part of the Outside Directors’ Deferred Compensation Program.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our stockholders, our Board of Directors adopted stock ownership guidelines for our non-employee Directors. Pursuant to these guidelines, each non-employee Director is expected to hold at least 8,000 shares of our common stock (which includes vested but deferred restricted stock units) for so long as he or she is a Director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a Director exercises a stock option, it is expected that such Director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent of the net value of the shares acquired (after deducting the exercise price and taxes) if such Director has not satisfied the share holding requirement. New Directors are expected to meet the standards set forth in the guidelines within three years after the date of his or her election to our Board of Directors. Current Directors are expected to meet the guideline requirements within five years after the date of their election to the Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except option price) as of December 31, 2011, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	1995 Stock Plan;

•	Amended and Restated 1995 Non-Employee Director Stock Option Plan;

•	2000 Director and Officer Stock Option and Incentive Plan;

•	2005 Plan;

•	2005 Employee Stock Purchase Plan (which we refer to as the 2005 ESPP); and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

EQUITY COMPENSATION PLAN INFORMATION TABLE

(In thousands, except column B)

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	11,590	$43.71	15,651
Equity compensation plans not approved by security holders(2)	1,411	$5.41	—

Total	13,001	$39.55	15,651

(1)

Includes securities issuable upon exercise of outstanding options, warrants and rights that were issued pursuant to our 1995 Stock Plan, the 2000 Director and Officer Stock Option and Incentive Plan, and our Amended and Restated 1995 Non-Employee Director Stock Option Plan. No additional awards will be granted under these plans. Also includes securities issuable upon exercise of outstanding options, warrants and rights that have been issued pursuant to the 2005 Plan and 2005 ESPP, which are currently available for future grants.

(2)

Consists of the following plans assumed by us in acquisitions: Ardence Delaware, Inc.’s 2005 Omnibus Stock Plan, , Vapps, Inc.’s 2007 Stock Plan, XenSource, Inc.’s 2005 Stock Plan, the NetScaler, Inc. 1997 Stock Plan, VMLogix, Inc.’s 2006 Stock Incentive Plan, Amended and Restated Paglo Labs Inc. 2007 Stock Option/Stock Issuance Plan, Kaviza Inc. Amended and Restated 2008 Stock Incentive Plan (as amended), Kaviza Inc. 2010 Restricted Stock Unit Plan, Cloud.com, Inc. 2008 Stock Incentive Plan (as amended), Cloud.com, Inc. 2011 Restricted Stock Unit Plan, RingCube Technologies, Inc. 2011 Restricted Stock Unit Plan, Novel Labs, Inc. Amended and Restated 2007 Stock Incentive Plan, Novel Labs, Inc. 2011 Restricted Stock Unit Plan, and App-DNA Group Limited 2011 Restricted Stock Unit Plan.

Equity Compensation Plans

Please see Proposal 2 — Approval of an Amendment to Our Amended and Restated 2005 Equity Incentive Plan for a summary of our 2005 Plan. We are currently granting stock-based awards from both our 2005 Plan and our 2005 ESPP. Both the 2005 Plan and the 2005 ESPP are administered by the Compensation Committee of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

From January through December 2011, Messrs. Bogan and Morin and Ms. Caldwell served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the past year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board.

No new potential related person transactions were brought to the Nominating and Corporate Governance Committee for consideration in 2011, except that Godfrey R. Sullivan, one of our directors, is the Chairman and Chief Executive Officer of Splunk, Inc. During 2011, we purchased approximately $329,000 in licenses from Splunk at rates generally charged by Splunk to third-party customers in arms length transactions.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Gary E. Morin (Chair)

Thomas F. Bogan

Nanci E. Caldwell

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

The Board of Directors approved the adoption of our 2005 Equity Incentive Plan, which we refer to as the 2005 Plan, in March 2005, and our stockholders approved the 2005 Plan at the Annual Meeting of Stockholders in May 2005 with 10,100,000 shares of our common stock authorized for issuance under the 2005 Plan, of which 500,000 shares may be granted in the form of restricted stock, restricted stock units, performance units or stock grants which, collectively, we refer to as Full Value Awards. Since its original adoption by the Board of Directors and approval by our stockholders, the 2005 Plan has been amended as follows:

Amendment Approval Date		Additional Shares Authorized for Issuance	Additional Full Value Awards Authorized	Total Authorized under 2005 Plan
Board of Directors	Stockholders
February 2006	May 2006	5.4 million	0.5 million	15.5 million
February 2007	October 2007	5.4 million	1.0 million	20.9 million
February 2008	May 2008	5.6 million	1.0 million	26.5 million
April 2009	May 2009	5.6 million	1.0 million	32.1 million
April 2010	May 2010	5.5 million	1.0 million	37.6 million
April 2011	May 2011	5.5 million	1.0 million	43.1 million

Further, in February 2012, subject to stockholder approval, the Board of Directors approved an amendment to the amended and restated 2005 Plan, which we refer to as the Plan Amendment, to (1) increase the aggregate number of shares of our common stock authorized for issuance under the 2005 Plan by an additional 5,500,000 shares and (2) increase the aggregate number of shares of our common stock issuable pursuant to Full Value Awards by an additional 3,000,000 shares of our common stock. We are requesting that stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,500,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 3,000,000 shares. The closing sales price of our common stock on April 2, 2012 was $79.95 per share.

Currently, there are 43,100,000 shares of our common stock reserved for issuance under the 2005 Plan. As of the record date, an aggregate of 13,758,532 shares of our common stock remained available for future grants under the 2005 Plan. As of December 31, 2011, there were 15,651,323 shares of our common stock available for grant under the 2005 Plan. Of this total, 2,738,938 were available for grant as Full Value Awards.

Our Board of Directors believes it important to our continued success that we have an adequate reserve of shares available for issuance under the 2005 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors. The Plan Amendment does not modify, alter or revise any other term or provision of our amended and restated 2005 Plan.

Purpose of the 2005 Plan and Plan Amendment

The 2005 Plan allows us, under the direction of the Compensation Committee, to make grants of stock options, restricted stock, restricted stock units, stock awards, performance units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through March 24, 2015. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with our performance, and maintain a culture of ownership. The 2005 Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives. The Plan Amendment will allow us to continue to provide performance-based incentives to our eligible employees and non-employee directors and will provide us with the ability to award a greater number of full value awards, which would further our goals of reducing dilution, burn rate and overhang. Approval of the amendment to the 2005 Plan is intended to enable us to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors:

We intend to continue to use stock options and restricted stock units and evaluate other equity-based compensation vehicles, such as restricted stock and stock appreciation rights, as our primary means of providing equity compensation to our employees. We maintain an equity plan in which all employees are eligible to participate. Options and restricted stock units awarded to our five most highly-compensated executives, excluding stock options assumed by us in acquisitions, accounted for just 0.33%, 0.35% and 0.22% of our total outstanding shares for 2009, 2010, and 2011, respectively. In 2012, the Compensation Committee intends to continue to grant equity awards to certain of our officers and to our non-employee directors. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas grants of restricted stock units to directors will be subject to service-based vesting requirements only. In order to continue to offer equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights, to our employees, we will need additional shares in the 2005 Plan and an increase in the cap on awards of Full Value Shares.

Proactive steps to reduce our total stock dilution:

In the past, we have taken steps to actively reduce our dilution through the following actions:

•	focusing participation in our stock option program to a group of our employees based upon performance and strategic impact on the business; and

•	reducing the life of options granted from 10 to 5 years.

During 2007 and 2008, our acquisition activity, combined with a downward turn in the economic markets, led to the first increase in our overhang since 2002. In 2009, however, our overhang substantially decreased. This reduction in overhang was primarily due to an increase in stock option exercise activity, particularly in the second half of 2009, resulting from a steady increase in our per share stock price during the second half of 2009.

Since 2009, our overhang has substantially decreased. This reduction in overhang was due in part to an increase in stock option exercise activity as a result of an increase in our per share stock price during 2009 and 2010. As in prior years, in 2011 we continued to reduce the number of equity awards we issued. We believe our efforts to control share usage by targeting awards to our most talented employees and by periodically adjusting our grant guidelines based on the changes in the underlying value of our stock have helped us to control our overhang. Our overhang (inclusive of stock-based awards assumed in our acquisitions) was 7.0% as of December 31, 2011, as compared to 6.98% as of December 31, 2010 and 12.55% as of December 31, 2009. Excluding the stock-based awards assumed in our 2011, 2010 and 2009 acquisitions, the reduction in our dilution is even greater, with overhang of 6.18% as of December 31, 2011, as compared to 6.76% as of December 31, 2010 and 11.47% as of December 31, 2009.

Our efforts to control share usage discussed above resulted in a burn rate of 2.89% in 2011 as compared to a burn rate of 3.32% in 2010. We continue to actively manage our use of shares each year to maintain an acceptable burn rate. Gross burn rate (inclusive of stock-based awards assumed in our acquisitions) was 2.89% of our total outstanding shares in 2011, 3.32% in 2010, and 2.70% in 2009. Including forfeitures, our net burn rate was 1.6%, 2.0% and 0.9%, respectively, for the same periods.

Continuation of responsible compensation and governance best practices:

Our 2005 Plan, as well as any stock plan assumed by us in acquisitions, prohibits stock option re-pricing, as well as the use of discounted stock options and reload option grants without stockholder approval, and contains no evergreen features (which provide for automatic replenishment of authorized shares available under the plan). In the interest of good corporate governance, we have not conducted an exchange program for underwater stock options. Had we done so in the past, this would have also significantly reduced our overhang.

Our total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the twelve-year period ended December 31, 2011, we have repurchased approximately 97.0 million shares under this program. We believe that our stock repurchase program represents a valuable use of cash that has improved stockholder value. Overhang is calculated as total options outstanding in addition to unreleased Full Value Shares divided by the total shares outstanding. Because overhang increases as total shares outstanding decrease, the effect of our stock repurchase program has been to increase our overhang by more than 52%. Specifically, if we had not repurchased approximately 97.0 million shares under the program, overhang as of December 31, 2011 would have been 4.6% instead of 7.0%.

Background on our Stock Compensation

Our compensation programs include base salary, variable cash compensation tied to our financial and individual goals, as well as stock-based compensation. We have a long history of linking employee compensation to our long-term stock performance. For over twenty years, we have been granting equity awards to employees. Annual grants are made to a subset of all eligible employees in connection with a focused evaluation of strategic value and in cases of high-level performance. We believe that stock-based compensation should not be limited to senior management and that all employees demonstrating high performance and a strategic impact on the business should have a stake in our future. Excluding stock-based awards assumed in our acquisitions, over the last five years, a total of only 9.59% of all stock-based compensation awards were made to our five most highly-compensated executive officers. We believe that our focus on pay-for-performance, as well as employee participation as stockholders, have been key contributing factors in enabling our growth and will be important to our ability to achieve consistent performance in the years ahead. We believe that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the amendment to the 2005 Plan vital to our future success.

Summary of the 2005 Plan

The following is a summary of certain significant features of the 2005 Plan. This summary is subject to the specific provisions contained in the full text of the Amended and Restated 2005 Equity Incentive Plan filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, the First Amendment to the Amended and Restated 2005 Equity Incentive Plan filed as Exhibit 10.1 to the Current Report on Form 8-K filed May 28, 2010, the Second and Third Amendments to the Amended and Restated 2005 Equity Incentive Plan filed as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed June 2, 2011 and the Plan Amendment set forth in Exhibit A to this proxy statement.

Eligibility

Only our employees and the employees of our subsidiaries and affiliates, our consultants and our non-employee directors are eligible to receive awards under the 2005 Plan. The Compensation Committee determines which employees and directors will participate in the 2005 Plan. As of the record date, there were approximately 6,945 employees and seven non-employee directors who were eligible to participate in the 2005 Plan.

Awards

Our 2005 Plan allows the Compensation Committee to grant stock options, stock appreciation rights or Full Value Awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices. As of the record date, under the 2005 Plan, there were:

•	43.1 million shares of common stock authorized;

•	17,719,640 shares of common stock issued upon the exercise of previously granted options or released upon the vesting of previously granted restricted stock units;

•	13,758,532 shares available under the 2005 Plan;

•

8,667,140 shares of common stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $54.42 per share and a weighted average remaining term of 3.13 years;

•	2,954,688 shares underlying outstanding restricted stock units; and

•	13,758,532 shares of common stock available for grant, of which 838,393 shares may be issued as Full Value Awards.

Pursuant to the terms of the 2005 Plan, shares of stock that are exchanged by a plan participant or that we withhold as full or partial payment in connection with any award under the 2005 Plan that is settled in stock, as well as any shares of stock exchanged by a plan participant or withheld by us to satisfy the tax withholding obligations related to any award under the 2005 Plan that is settled in stock, may not again be made available for issuance as awards under the

2005 Plan. Further, shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right may not again be made available for issuance as awards under the 2005 Plan.

Shares Authorized for Full Value Awards

Currently, the 2005 Plan provides that the number of shares of common stock issued pursuant to Full Value Awards cannot exceed 6,000,000 shares of common stock (subject to certain provisions of the 2005 Plan). The Plan Amendment would increase the aggregate number of shares of our common stock issuable pursuant to Full Value Awards by 3,000,000 shares of our common stock to a maximum of 9,000,000 shares of common stock.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2005 Plan may not be less than the market value of our common stock on the date of grant (fair market value is the closing price for our common stock as reported on the Nasdaq Global Select Market, or on any national securities exchange on which our common stock is then listed, for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported). The option term may not be longer than ten years; however, our practice has been to grant options with only a five-year term. The Compensation Committee determines at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any. Since 2006, stock options granted under the 2005 Plan have been granted with a standard three year vesting schedule with no vesting until the first anniversary of the grant date. We may require, prior to issuing our common stock under the 2005 Plan, that the participant remit an amount in cash or our common stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Under the 2005 Plan, Full Value Awards contingent solely upon continued employment with us generally will vest not less than three years from the date of grant (but may provide for pro rata vesting over such time), and Full Value Awards contingent upon the achievement of performance criteria generally will have a vesting period of not less than one year from the date of grant. We may grant Full Value Awards with shorter vesting periods, so long as such awards do not exceed five percent of the shares of our common stock authorized for issuance under the 2005 Plan.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code, which we refer to as the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one of the criteria listed below, either individually, alternatively or in any combination, applied to either Citrix as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Among other things, these criteria include:

1.	Operating margin, gross margin or profit margin

2.	Performance relative to peers

3.	EPS or pro forma EPS

4.	Divisional or operating segment financial and operating performance

5.	Revenue or bookings

6.	Total return on shares of common stock relative to increase in appropriate stock index selected by the Compensation Committee

7.	Expenses or operating expenses

8.	Attainment of strategic and operational objectives

9.	Customer satisfaction indicators

10.	Cash flow
11.	Net income, operating income, pre-tax income, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization

12.	Stock price increase

13.	Market share

14.	Return on assets, capital, equity or sales

15.	Growth or growth rates with respect to any of the foregoing measures

16.	Any combination of the foregoing

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives or financial measures as determined by the Board of Directors. Performance awards may be paid in the form of shares of our common stock or cash. The maximum performance award payment to any one participant under the 2005 Plan for a performance period is 1,000,000 shares of our common stock, or, if the award is paid in cash, the fair market value of 1,000,000 shares of our common stock on the date of grant. In no event shall the number of shares of our common stock covered by options or other awards granted under the 2005 Plan, including stock appreciation rights, granted to any one person in any one calendar year exceed 1,000,000 shares of common stock.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to exclude any of the following events that occur during a performance period:

•	asset write-downs or impairment;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	any extraordinary non-recurring items including those described in The Financial Accounting Standards Board’s authoritative guidance on extraordinary and unusual items and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; and

•	any other extraordinary items adjusted from our U.S. GAAP results in the Compensation Committee’s discretion.

Notwithstanding satisfaction or completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee, in its sole discretion, determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee administers the 2005 Plan. The Compensation Committee is made up entirely of independent directors. The Compensation Committee determines who receives awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee has delegated to our Chief Executive Officer and our Chief Financial Officer limited authority to grant awards under the 2005 Plan to employees who are not executive officers in accordance with applicable law and guidelines that have been established by the Compensation Committee, which may be revised at any time or from time to time.

Amendments

The Board of Directors may at any time terminate the 2005 Plan or make such modifications to the 2005 Plan as it shall deem advisable; provided that the Board of Directors will not modify or amend the 2005 Plan without stockholder approval to the extent required by the Tax Code or the rules of Nasdaq or the SEC. In addition, the Board of Directors will not amend the provisions prohibiting re-pricing or reload grants without stockholder approval. Unless the Board otherwise expressly provides at the time of grant, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment.

In February 2012, the Board of Directors approved the Plan Amendment to increase (1) the aggregate number of shares we are authorized to issue under the 2005 Plan by 5,500,000 shares and (2) the aggregate number of shares of common stock issuable pursuant to Full Value Awards by 3,000,000 shares of common stock. We are now requesting that our stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,500,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 3,000,000 shares.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock or any similar event affecting our common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Acquisitions

Effective upon the consummation of an Acquisition (as defined below), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation

Committee shall specify), make appropriate provision for the continuation of such awards by us or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (1) the consideration payable with respect to the outstanding shares of our common stock in connection with the Acquisition (net of any exercise price of such awards), (2) shares of stock of the surviving or acquiring entity, or (3) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of which shall not materially differ from the fair market value of the shares of our common stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of ours that relate to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. We may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

Notwithstanding anything to the contrary in the 2005 Plan, the Compensation Committee may provide that the vesting of any or all awards shall accelerate upon an Acquisition. In such case, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Notwithstanding anything to the contrary in the 2005 Plan, in the event of an involuntary termination of services for any reason other than death, disability or Cause (as defined in the 2005 Plan) within six months following the consummation of an Acquisition, any awards assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of Citrix or a successor entity, shall accelerate in full. All such accelerated awards shall be exercisable for a period of one year following termination, but in no event after the expiration date of such award.

In the event of an Acquisition while a participant is a non-employee director, the vesting of any and all awards held by such participant shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Under the 2005 Plan, an “Acquisition” is defined as a (1) merger or consolidation of Citrix into another person (i.e., in which merger or consolidation we do not survive), (2) the sale, transfer, or other disposition of all or substantially all of our assets to one or more other persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), unless, in the case of foregoing clauses (1) and (2), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of our outstanding securities immediately prior to that transaction, or (3) any person or group directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders that our Board of Directors does not recommend the stockholders accept.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be incentive stock options designed to qualify under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (that is, becomes vested or transferable). Income tax is paid on the value of the stock at ordinary income rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Restricted stock units are not taxable until they are settled in stock. Income tax is paid on the value of the stock at ordinary income rates when the stock is issued to the participant.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by Citrix with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to one of our five most highly-compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162(m) regulations), must be granted at fair market value in the case of options and must satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

The vesting of any portion of an option or other award that is accelerated in connection with a change in control of Citrix may cause all or a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to Citrix, in whole or in part, and may subject the recipient to a non-deductible 20% federal tax on all or a portion of such payment (in addition to any other taxes ordinarily payable).

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CITRIX SYSTEMS, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has retained the firm of Ernst & Young LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young has served as our independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young for the fiscal year ending December 31, 2012. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Citrix and our stockholders.

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to Citrix have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided to us by Ernst & Young in 2011 and 2010 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2011 and 2010 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “The Board of Directors and its Committees” and “Report of the Audit Committee of the Board of Directors.”

We expect that a representative of Ernst & Young will attend our Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered to us by Ernst & Young during the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees	$3,569,000	$3,035,000
Audit-Related Fees	549,000	138,000
Tax Fees	2,271,000	2,007,000
All Other Fees	—	—

Total	$6,389,000	$5,180,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2011 and 2010 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2011 and 2010 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were approximately $655,000 for 2011 and $585,000 for 2010. Tax Fees also include fees of approximately $1,616,000 for 2011 and $1,422,000 for 2010 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which we do business.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS CITRIX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis beginning on page 22, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation programs for our named executive officers is instrumental in helping us achieve our strong strategic and financial performance. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Citrix’s stockholders approve, on an advisory basis, the compensation of Citrix’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on Citrix, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

We will hold a stockholder advisory vote to approve the compensation of our named executive officers annually until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our 2013 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 14, 2012. Under our By-Laws, stockholders who wish to make a proposal at the 2013 Annual Meeting—other than one that will be included in our Proxy Statement—must notify us between November 14, 2012 and December 14, 2012. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by Citrix, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Citrix and, in addition to soliciting stockholders by mail and via the Internet through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Citrix registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $17,500, plus reimbursement of expenses.

EXHIBIT A

FOURTH AMENDMENT TO

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 5,500,000 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 3,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on February 16, 2012, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 48,600,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 9,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.

The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2012 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

CITRIX SYSTEMS, INC. ATTN: LEGAL DEPARTMENT 14 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the

12 Digit Control Number available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	M45739 -P22642	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CITRIX SYSTEMS, INC.
The Board of Directors recommends you vote FOR the following nominees and proposals:
1. Election of Directors		For	Against	Abstain
Nominees:
1a.	Thomas F. Bogan	☐	☐	☐

1b.	Nanci E. Caldwell	☐	☐	☐

1c.	Gary E. Morin	☐	☐	☐

						For	Against	Abstain

2. Approval of an amendment to the Amended and Restated 2005 Equity Incentive Plan.						☐	☐	☐

3. Ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012.						☐	☐	☐

4.     Advisory vote to approve the compensation of the company’s named executive officers.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

						☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting.		☐	☐ ☐
		Yes	No

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement and any other proxy materials are available at www.proxyvote.com.

M45740-P22642

Proxy

Citrix Systems, Inc.

Proxy for Annual Meeting of Stockholders on May 24, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2012, and hereby appoints Mark B. Templeton and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, on May 24, 2012 at 4:30 p.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2, 3 AND 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side